EXHIBIT 2.4

                                                            CONFORMED COPY










                             AGREEMENT AND PLAN OF MERGER

                                     dated as of

                                  December 13, 1994

                                        among

                     National Health Laboratories Holdings Inc.,

                                  HLR Holdings Inc.

                                         and

                         Roche Biomedical Laboratories, Inc.






                                  TABLE OF CONTENTS


                                      ARTICLE 1
                                      THE MERGER

             SECTION 1.1.   The Merger  . . . . . . . . . . . . . . . .   2
             SECTION 1.2.   Conversion of Shares  . . . . . . . . . . .   2
             SECTION 1.3.   Surrender and Payment   . . . . . . . . . .   4
             SECTION 1.4.   Warrants  . . . . . . . . . . . . . . . . .   5
             SECTION 1.5.   Stock Options   . . . . . . . . . . . . . .   6


                                      ARTICLE 2
                              THE SURVIVING CORPORATION

             SECTION 2.1.   Certificate of Incorporation  . . . . . . .   7
             SECTION 2.2.   Bylaws  . . . . . . . . . . . . . . . . . .   7
             SECTION 2.3.   Directors and Officers  . . . . . . . . . .   7


                                      ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF NHL

             SECTION 3.1.   Corporate Existence and Power.  . . . . . .   8
             SECTION 3.2.   Corporate Authorization.  . . . . . . . . .   8
             SECTION 3.3.   Governmental Authorization.   . . . . . . .   8
             SECTION 3.4.   Non-Contravention   . . . . . . . . . . . .   9
             SECTION 3.5.   Capitalization  . . . . . . . . . . . . . .   9
             SECTION 3.6.   Subsidiaries.   . . . . . . . . . . . . . .  10
             SECTION 3.7.   SEC Filings   . . . . . . . . . . . . . . .  11
             SECTION 3.8.   Financial Statements.   . . . . . . . . . .  11
             SECTION 3.9.   Disclosure Documents.   . . . . . . . . . .  11
             SECTION 3.10.  Absence of Certain Changes  . . . . . . . .  12
             SECTION 3.11.  No Undisclosed Material Liabilities   . . .  13
             SECTION 3.12.  Litigation  . . . . . . . . . . . . . . . .  14
             SECTION 3.13.  Taxes   . . . . . . . . . . . . . . . . . .  14
             SECTION 3.14.  ERISA   . . . . . . . . . . . . . . . . . .  15
             SECTION 3.15.  Compliance with Laws; Permits   . . . . . .  18
             SECTION 3.16.  Finders' Fees   . . . . . . . . . . . . . .  18
             SECTION 3.17.  Other Information   . . . . . . . . . . . .  18
             SECTION 3.18.  Environmental Matters   . . . . . . . . . .  18
             SECTION 3.19.  Takeover Statutes.  . . . . . . . . . . . .  20
             SECTION 3.20.  Opinion of Financial Advisor  . . . . . . .  20
             SECTION 3.21.  Vote Required   . . . . . . . . . . . . . .  20


                                      ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF HLR AND RBL

             SECTION 4.1.   Corporate Existence and Power   . . . . . .  21
             SECTION 4.2.   Corporate Authorization   . . . . . . . . .  21
             SECTION 4.3.   Governmental Authorization  . . . . . . . .  21
             SECTION 4.4.   Non-Contravention   . . . . . . . . . . . .  21
             SECTION 4.5.   Capitalization of RBL   . . . . . . . . . .  22
             SECTION 4.6.   Subsidiaries  . . . . . . . . . . . . . . .  22
             SECTION 4.7.   Financial Statements  . . . . . . . . . . .  23
             SECTION 4.8.   Disclosure Documents  . . . . . . . . . . .  23
             SECTION 4.9.   Absence of Certain Changes  . . . . . . . .  23
             SECTION 4.10.  No Undisclosed Material Liabilities   . . .  25
             SECTION 4.11.  Litigation  . . . . . . . . . . . . . . . .  25
             SECTION 4.12.  Taxes   . . . . . . . . . . . . . . . . . .  25
             SECTION 4.13.  ERISA   . . . . . . . . . . . . . . . . . .  26
             SECTION 4.14.  Compliance with Laws; Permits   . . . . . .  29
             SECTION 4.15.  Finders' Fees   . . . . . . . . . . . . . .  29
             SECTION 4.16.  Environmental Matters   . . . . . . . . . .  29
             SECTION 4.17.  HLR Cash Consideration  . . . . . . . . . .  30
             SECTION 4.18.  Takeover Statutes   . . . . . . . . . . . .  30
             SECTION 4.19.  Ownership of NHL Shares   . . . . . . . . .  31


                                      ARTICLE 5
                                   COVENANTS OF NHL

             SECTION 5.1.   Conduct of NHL  . . . . . . . . . . . . . .  31
             SECTION 5.2.   Stockholder Meeting; Proxy Material;
                Registration Statement; Stock Exchange Listing. . . . .  32
             SECTION 5.3.   Access to Information; Confidentiality  . .  33
             SECTION 5.4.   Other Offers  . . . . . . . . . . . . . . .  34
             SECTION 5.5.   Notices of Certain Events   . . . . . . . .  35
             SECTION 5.6.   Tax Matters   . . . . . . . . . . . . . . .  35
             SECTION 5.7.   Board Composition   . . . . . . . . . . . .  36


                                      ARTICLE 6
                               COVENANTS OF HLR AND RBL

             SECTION 6.1.   Conduct of RBL  . . . . . . . . . . . . . .  36
             SECTION 6.2.   Access to Information; Confidentiality  . .  37
             SECTION 6.3.   Voting of Shares  . . . . . . . . . . . . .  38
             SECTION 6.4.   Notices of Certain Events   . . . . . . . .  38
             SECTION 6.5.   Tax Matters   . . . . . . . . . . . . . . .  39
             SECTION 6.6.   NHL Employment Agreements.  . . . . . . . .  39
             SECTION 6.7.   Certain Actions Regarding RBL   . . . . . .  39


                                      ARTICLE 7
                            COVENANTS OF HLR, RBL AND NHL

             SECTION 7.1.   Reasonable Efforts  . . . . . . . . . . . .  40
             SECTION 7.2.   Cash Consideration  . . . . . . . . . . . .  40
             SECTION 7.3.   Public Announcements  . . . . . . . . . . .  41
             SECTION 7.4.   Further Assurances  . . . . . . . . . . . .  41
             SECTION 7.5.   HLR Stockholder Agreement   . . . . . . . .  41
             SECTION 7.6.   Indemnification and Insurance   . . . . . .  41


                                      ARTICLE 8
                                     TAX MATTERS

             SECTION 8.1.   Definitions   . . . . . . . . . . . . . . .  42
             SECTION 8.2.   Tax Covenants   . . . . . . . . . . . . . .  42
             SECTION 8.3.   Termination of Existing Tax Sharing
                         Agreements   . . . . . . . . . . . . . . . . .  44
             SECTION 8.4.   Tax Sharing   . . . . . . . . . . . . . . .  44
             SECTION 8.5.   Cooperation on Tax Matters  . . . . . . . .  47


                                      ARTICLE 9
                               CONDITIONS TO THE MERGER

             SECTION 9.1.   Conditions to the Obligations of Each Party  47
             SECTION 9.2.   Conditions to the Obligations of HLR and RBL 48
             SECTION 9.3.   Conditions to the Obligations of NHL  . . .  49


                                      ARTICLE 10
                                     TERMINATION

             SECTION 10.1.  Termination   . . . . . . . . . . . . . . .  50
             SECTION 10.2.  Effect of Termination   . . . . . . . . . .  51


                                      ARTICLE 11
                                    MISCELLANEOUS

             SECTION 11.1.  Notices   . . . . . . . . . . . . . . . . .  52
             SECTION 11.2.  Survival of Agreements and Representations
                         and Warranties   . . . . . . . . . . . . . . .  52
             SECTION 11.3.  Amendments; No Waivers  . . . . . . . . . .  53
             SECTION 11.4.  Fees and Expenses   . . . . . . . . . . . .  53
             SECTION 11.5.  Successors and Assigns  . . . . . . . . . .  53
             SECTION 11.6.  Governing Law   . . . . . . . . . . . . . .  54
             SECTION 11.7.  Counterparts; Effectiveness   . . . . . . .  54
             SECTION 11.8.  Certain Definitions   . . . . . . . . . . .  54
             SECTION 11.9.  Agreements of Roche   . . . . . . . . . . .  54



             Exhibit A -Form of HLR Stockholder Agreement

             Exhibit B -Form of NHL Representations Letter

             Exhibit C -Form of HLR Representations Letter

             Exhibit D -Form of RBL/HLR Tax Opinion

             Exhibit E -Form of NHL Tax Opinion

             This Table of Contents is not a part of this Agreement.



                               TABLE OF DEFINED TERMS



                  Term                                            Section

             1933 Act  . . . . . . . . . . . . . . . . . . . . . . .  3.3
             1934 Act  . . . . . . . . . . . . . . . . . . . . . . .  3.3
             Acquisition Proposal  . . . . . . . . . . . .  5.4(a)(ii)(B)
             Adjusted Option . . . . . . . . . . . . . . . . . . . 1.5(b)
             Affiliate . . . . . . . . . . . . . . . . . . . . .  11.8(a)
             Anti-dilution Adjustment  . . . . . . . . . . . . . . 1.2(b)
             Borrowed Funds  . . . . . . . . . . . . . . . . . . . 6.7(a)
             Cash Consideration  . . . . . . . . . . . . . . . . . 1.2(a)
             Cash Consideration Fund . . . . . . . . . . . . . . . 1.3(a)
             CERCLA  . . . . . . . . . . . . . . . . . . . . 3.18(e)(iii)
             Certificates  . . . . . . . . . . . . . . . . . . . . 1.3(b)
             Code  . . . . . . . . . . . . . . . . . . . Recitals, page 1
             Conversion Consideration  . . . . . . . . . . . . . . 1.2(a)
             Conversion Number . . . . . . . . . . . . . . . . . . 1.5(b)
             CS Commitment Letter  . . . . . . . . . . . . . . . . .  7.2
             Delaware Law  . . . . . . . . . . . . . . . Recitals, page 1
             Dissenting Shares . . . . . . . . . . . . . . . . . . 1.2(e)
             Dissenting Stockholder  . . . . . . . . . . . . . . . 1.2(e)
             Effective Time  . . . . . . . . . . . . . . . . . . . 1.1(b)
             Employee Stock Options  . . . . . . . . . . . . . . . 1.5(a)
             Environmental Laws  . . . . . . . . . . . . . . . 3.18(e)(i)
             ERISA . . . . . . . . . . . . . . . . . . . . . . .  3.14(a)
             ERISA Affiliate . . . . . . . . . . . . . . . .  3.14(a)(ii)
             Exchange Agent  . . . . . . . . . . . . . . . . . . . 1.3(a)
             Excess Shares . . . . . . . . . . . . . . . . . . 1.2(d)(ii)
             Exon-Florio . . . . . . . . . . . . . . . . . . . . . .  4.3
             Expiration Date . . . . . . . . . . . . . . . . . . . 1.4(a)
             Fractional Shares Fund  . . . . . . . . . . . . . 1.2(d)(ii)
             GAAP  . . . . . . . . . . . . . . . . . . . . . . . . .  3.8
             Hazardous Substances  . . . . . . . . . . . . .  3.18(e)(ii)
             HLR . . . . . . . . . . . . . . . . . . . . Recitals, page 1
             HLR Adverse Condition . . . . . . . . . . . . . . 9.2(d)(iv)
             HLR Cash Consideration  . . . . . . . . . . . . . . . 1.3(a)
             HLR Group . . . . . . . . . . . . . . . . . . . . . . .  8.1
             HLR-NHL Shares  . . . . . . . . . . . . . . . . . . . 1.2(b)
             HLR Number  . . . . . . . . . . . . . . . . . . . . . 1.2(b)
             HLR Representations Letter  . . . . . . . . . . . . . 8.2(i)
             HLR Stockholder Agreement . . . . . . . . . Recitals, page 1
             HLR/RBL Post-Signing Returns  . . . . . . . . . . . . .  6.5
             HSR Act . . . . . . . . . . . . . . . . . . . . . . . .  3.3
             HSR Authority . . . . . . . . . . . . . . . . . . .  10.1(g)
             IRS . . . . . . . . . . . . . . . . . . . . . . . .  3.13(h)
             known to  . . . . . . . . . . . . . . . . . . . . . . . 11.8
             Liabilities . . . . . . . . . . . . . . . . . . . . . . 3.11
             Lien  . . . . . . . . . . . . . . . . . . . . . . . . .  3.4
             Merger  . . . . . . . . . . . . . . . . . . Recitals, page 1
             MF & Co.  . . . . . . . . . . . . . . . . . Recitals, page 1
             Morgan Stanley  . . . . . . . . . . . . . . . . . . . . 3.16
             Multiemployer Plan  . . . . . . . . . . . . . . . 3.14(b)(i)
             Net Debt Amount . . . . . . . . . . . . . . . . . . . 6.7(a)
             NHCG  . . . . . . . . . . . . . . . . . . . Recitals, page 1
             NHL . . . . . . . . . . . . . . . . . . . . Recitals, page 1
             NHL Adverse Condition . . . . . . . . . . . . . . 9.3(d)(ii)
             NHL Benefit Arrangements  . . . . . . . . . . . 3.14(e)(iii)
             NHL Cash Consideration  . . . . . . . . . . . . . . . 1.3(a)
             NHL Common Stock  . . . . . . . . . . . . . Recitals, page 1
             NHL Disclosure Schedule . . . . . . . . . . . . .  Article 3
             NHL Employee Plans  . . . . . . . . . . . . . .  3.14(a)(ii)
             NHL Environmental Liabilities . . . . . . . . .  3.18(d)(ii)
             NHL Group . . . . . . . . . . . . . . . . . . . . . . .  8.1
             NHL Material Adverse Change . . . . . . . . . . . .  3.10(a)
             NHL Material Adverse Effect . . . . . . . . . . . . . .  3.1
             NHL Permits . . . . . . . . . . . . . . . . . . . .  3.15(b)
             NHL Post-Signing Returns  . . . . . . . . . . . . . . .  5.6
             NHL Preferred Stock . . . . . . . . . . . . . . . . . .  3.5
             NHL Proxy Statement . . . . . . . . . . . . . . . . . 3.9(a)
             NHL Representations Letter  . . . . . . . . . . . . . 8.2(h)
             NHL Retirement Plans  . . . . . . . . . . . . .  3.14(b)(ii)
             NHL Returns . . . . . . . . . . . . . . . . . . . .  3.13(a)
             NHL Securities  . . . . . . . . . . . . . . . . . . . .  3.5
             NHL Share . . . . . . . . . . . . . . . . . . . . . . 1.2(a)
             NHL Share Conversion  . . . . . . . . . . . . . . . . 1.2(a)
             NHL Stockholder Meeting . . . . . . . . . . . . . . . .  5.2
             NHL Subsidiary Securities . . . . . . . . . . . . 3.6(b)(ii)
             NLRB  . . . . . . . . . . . . . . . . . . . . . . .  3.14(h)
             Notice of Superior Proposal . . . . . . . . . .  5.4(b)(iii)
             NYSE  . . . . . . . . . . . . . . . . . . . . . . 1.2(d)(ii)
             Option Cash Amount  . . . . . . . . . . . . . . . 1.5(a)(ii)
             Option Conversion Number  . . . . . . . . . . . . . . 1.5(b)
             Option Stock Amount . . . . . . . . . . . . . . . 1.5(a)(ii)
             Option Value Amount . . . . . . . . . . . . . . . 1.5(a)(ii)
             Person  . . . . . . . . . . . . . . . . . . . . . .  11.8(c)
             Post-Merger Tax Period  . . . . . . . . . . . . . . . .  8.1
             Pre-Merger Tax Period . . . . . . . . . . . . . . . . .  8.1
             Pro Forma Balance Sheet . . . . . . . . . . . . . . . 6.7(a)
             RIAS  . . . . . . . . . . . . . . . . . . . . . . . . .  4.7
             RBL . . . . . . . . . . . . . . . . . . . . Recitals, page 1
             RBL Balance Sheet . . . . . . . . . . . . . . . . . . .  4.7
             RBL Balance Sheet Date  . . . . . . . . . . . . . . . .  4.7
             RBL Benefit Arrangements  . . . . . . . . . . . 4.13(e)(iii)
             RBL Disclosure Schedule . . . . . . . . . . . . .  Article 4
             RBL Employee Plans  . . . . . . . . . . . . . 4.13(a)(ii)(B)
             RBL Environmental Liabilities . . . . . . . . .  4.16(d)(ii)
             RBL Financial Statements  . . . . . . . . . . . . . . .  4.7
             RBL Material Adverse Change . . . . . . . . . . . . . 4.9(a)
             RBL Material Adverse Effect . . . . . . . . . . . . . .  4.1
             RBL Permits . . . . . . . . . . . . . . . . . . . .  4.14(b)
             RBL Retirement Plans  . . . . . . . . . . . . .  4.13(b)(ii)
             RBL Returns . . . . . . . . . . . . . . . . . . . .  4.12(a)
             RBL Subsidiary Securities . . . . . . . . . . . . 4.6(b)(ii)
             Registration Statement  . . . . . . . . . . . . . . . 3.9(a)
             Release . . . . . . . . . . . . . . . . . . . . 3.18(e)(iii)
             Released  . . . . . . . . . . . . . . . . . . . 3.18(e)(iii)
             Roche . . . . . . . . . . . . . . . . . . . Recitals, page 1
             Roche Warrant Consideration . . . . . . . . . . . . . 1.3(a)
             Roche Warrants  . . . . . . . . . . . . . . . . . . . 1.3(a)
             SEC . . . . . . . . . . . . . . . . . . . . . . . . . .  3.1
             SEC Documents . . . . . . . . . . . . . . . . . . . . 3.7(a)
             Share . . . . . . . . . . . . . . . . . . . . . . . . 1.2(b)
             Sharing and Call Option Agreement . . . . . Recitals, page 1
             Significant Subsidiary  . . . . . . . . . . . . . . . .  3.1
             Subsidiary  . . . . . . . . . . . . . . . . . . . . . .  3.1
             Superior Proposal . . . . . . . . . . . . . . .  5.4(b)(iii)
             Surviving Corporation . . . . . . . . . . . . . . . . 1.1(a)
             Tax . . . . . . . . . . . . . . . . . . . . . . . . . . 3.13
             Tax Sharing Agreement . . . . . . . . . . . . . . . . .  8.1
             to the knowledge of . . . . . . . . . . . . . . . . . . 11.8
             Warrant . . . . . . . . . . . . . . . . . . . . . . . 1.4(a)
             Warrant Agreement . . . . . . . . . . . . . . . . . . 1.4(a)

             This Table of Defined Terms is not part of the Agreement.

                             AGREEMENT AND PLAN OF MERGER



                  AGREEMENT AND PLAN OF MERGER dated as of December 13,
             1994 among National Health Laboratories Holdings Inc., a Delaware corporation ("NHL" and for purposes of this Agreement references to NHL shall be deemed to include, as appropriate in the context, National Health Laboratories Inc., a Delaware corporation which is NHL's predecessor in interest), HLR Holdings Inc., a Delaware corporation ("HLR"), and Roche Biomedical Laboratories, Inc. a New Jersey corporation and a direct wholly-owned subsidiary of HLR ("RBL") and for the purposes of Sections 1.4(b) and 11.9, Hoffmann-La Roche Inc., a New Jersey corporation ("Roche").

                  WHEREAS, the respective Boards of Directors of HLR, RBL
             and NHL have approved the merger of RBL with and into NHL (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"); and

                  WHEREAS, the Board of Directors of NHL has determined
             that the Merger is fair to, and in the best interests of, the holders of NHL common stock, par value $0.01 per share ("NHL Common Stock"), and has approved this Agreement, the Sharing and Call Option Agreement dated the date hereof among HLR, National Health Care Group, Inc. ("NHCG"), a Delaware corporation, which is a significant stockholder of NHL, and Mafco Holdings Inc., the ultimate parent company of NHCG (the "Sharing and Call Option Agreement") and the HLR Stockholder Agreement to be entered into immediately prior to the Merger by HLR and NHL which agreement shall be substantially in the form of Exhibit A hereto (the "HLR Stockholder Agreement") and the transactions contemplated hereby and thereby, and recommended approval and adoption of this Agreement and such transactions by the stockholders of NHL; and

                  WHEREAS, the Board of Directors of RBL has determined
             that the Merger is fair to, and in the best interests of, RBL and HLR, and has approved this Agreement, and the transactions contemplated hereby and the Board of Directors of HLR has approved and adopted this Agreement and has approved the HLR Stockholder Agreement and the Sharing and Call Option Agreement and the transactions contemplated hereby and thereby; and

                  WHEREAS, the parties intend that the Merger qualify as
             a reorganization within the meaning of Section 368(a)(i) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, in connection with the Merger, a portion of
             each share of NHL Common Stock will be converted into the right to receive $5.60 in cash in a transaction constituting a redemption within the meaning of Section 317(b) of the Code; and

                  NOW, THEREFORE, in consideration of the foregoing and
             the mutual covenants and agreements contained herein, the parties hereto agree as follows:



                                      ARTICLE 1
                                      THE MERGER

                  SECTION 1.1. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, RBL shall be merged with and into NHL at the Effective Time (as defined in Section 1.1(b)), whereupon the separate existence of RBL shall cease, and NHL shall be the surviving corporation (the "Surviving Corporation").

                  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, NHL and RBL will file a certificate of merger, in the form required by and executed in accordance with Delaware Law, with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, which shall be as soon as practicable following the NHL Stockholder Meeting (as defined in Section
             5.2 hereof) (the "Effective Time").

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of NHL and RBL, all as provided under Delaware Law.

                  SECTION 1.2.   Conversion of Shares.  At the Effective
             Time:

                  (a) each share of NHL Common Stock (each an "NHL Share") issued and outstanding prior to the Effective Time (other than any NHL Shares held by RBL, HLR or any Subsidiary) (as defined in Section 3.1) shall, subject to
             Section 1.2(d) be converted into (x) 0.72 of an NHL Share and (y) the right to receive $5.60 in cash without interest thereon (the "Cash Consideration" and, together with the NHL Shares to be issued pursuant to (x) above, the "Conversion Consideration"; such conversion is referred to herein as the "NHL Share Conversion");

                  (b) all RBL common shares, no par value (each a "Share" and collectively the "Shares"), outstanding immediately prior to the Effective Time shall (except as provided in Section 1.2(c)) be converted into and become, in the aggregate, the HLR Number (as defined below) of NHL Shares, newly issued as contemplated by this Agreement (the "HLR-NHL Shares"), each such HLR-NHL Share having the same rights, powers and privileges as an NHL Share outstanding immediately prior to the Effective Time. The "HLR Number" shall be that number of NHL Shares as would, in the aggregate and after giving effect to the Merger (including issuance of the HLR-NHL Shares and the NHL Share Conversion) and the number of NHL Shares held by HLR or any Affiliate immediately prior to the Merger, equal 49.9% of the total number of NHL Shares which would be outstanding immediately after the Effective Time (after giving effect to the issuance under such Section 1.5 of NHL Shares in respect of Employee Stock Options (as defined in Section 1.5(a)). If between the date of this Agreement and the Effective Time, the outstanding shares of NHL Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the HLR Number shall be correspondingly adjusted to reflect such stock dividend, subdivision, classification, recapitalization, split, combination or exchange of shares (any such adjustment being referred to herein as an "Anti-dilution Adjustment"); and

                  (c) each Share held by RBL, HLR or any Subsidiary thereof as treasury stock immediately prior to the Effective Time shall be canceled and no payment or issuance of a HLR-NHL Share shall be made with respect thereto;

                  (d) no certificates or scrip representing less than one share of NHL Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to Section
             1.2. In lieu of any such fractional share, each holder of a Certificate who would otherwise have been entitled to a fraction of a share of NHL Common Stock upon surrender of Certificates for exchange pursuant to Section 1.2 shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, (as defined in Section 1.3) on behalf of all such holders, of the aggregate fractional NHL Common Stock issued pursuant to this Section 1.2(d). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of NHL Common Stock delivered to the Exchange Agent by NHL over (ii) the sum of the number of full shares of NHL Common Stock to be distributed to each holder of Certificates (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Certificates, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange, Inc. ("NYSE"). The sales of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. NHL shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust for such former holders of Certificates (the "Fractional Shares Fund"). As soon as practicable after the determination of the amount of cash to be paid to holders of certificates in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders of Certificates;

                  (e) notwithstanding anything in this Agreement, any issued and outstanding NHL Shares held by a person who objects to the Merger (a "Dissenting Stockholder") and complies with all the provisions of Delaware Law concerning the right of holders NHL Shares to dissent from the Merger and require appraisal of their NHL Shares ("Dissenting Shares") shall not be converted as described in Section 1.2(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to Delaware Law, his NHL Shares shall be deemed to be converted as of the Effective Time into the Conversion Consideration. NHL shall give HLR (i) prompt notice of any demands for appraisal of NHL Shares received by NHL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. NHL shall not, without the prior written consent of HLR, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  SECTION 1.3. Surrender and Payment. (a) Prior to the Effective Time, HLR and NHL shall appoint a mutually acceptable bank or trust company as agent (the "Exchange Agent") for the purpose of exchanging certificates in connection with the NHL Share Conversion in accordance with the terms of this Agreement. At or prior to the Effective Time, HLR shall deposit in trust with the Exchange Agent $135,651,100 (the "HLR Cash Consideration"). At or prior to the Effective Time, Roche shall provide to NHL $51,048,900 (the "Roche Warrant Consideration") in respect of Roche's purchase of 8,325,000 Warrants (as defined in Section 1.4(a)) pursuant to Section 1.4(b) (the "Roche Warrants"). At or prior to the Effective Time, NHL shall, subject to Section 7.2, deposit in trust with the Exchange Agent (x) $288,000,000 (the "NHL Cash Consideration") and
             (y) the Roche Warrant Consideration received from Roche.
             The HLR Cash Consideration, the NHL Cash Consideration and the Roche Warrant Consideration are referred to collectively as (the "Cash Consideration Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cash Consideration contemplated to be issued as part of the NHL Share Conversion out of the Cash Consideration Fund.
             The Cash Consideration Fund shall not be used for any other purpose.

                  (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of NHL Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NHL may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the NHL Shares and Cash Consideration into which such Certificates shall have been converted pursuant to the NHL Share Conversion. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by NHL, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of NHL Shares and the Cash Consideration which such holder has the right to receive pursuant to the provisions of this
             Article 1 (and cash, if any, in lieu of fractional shares pursuant to Section 1.2(d)). In the event of a transfer of ownership of NHL Shares which is not registered in the transfer records of NHL, a certificate representing the proper number of shares of NHL Shares may be issued and the Cash Consideration may be paid (and cash, if any, in lieu of fractional shares) to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of NHL Shares and payment of Cash Consideration (and cash, if any, in lieu of fractional shares) to a Person other than the registered holder of such Certificate or establish to the satisfaction of HLR that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.3, each Certificate shall be deemed at any time after the Effective Time to represent only the number of NHL Shares and the right to receive Cash Consideration (and cash, if any, in lieu of fractional shares) to which such holder is entitled pursuant to the NHL Share Conversion, and the holder of such Certificate shall cease to have any rights with respect to the number of NHL Shares represented by such Certificate immediately prior to the Effective Time in excess of the number of NHL Shares to which such holder is entitled pursuant to the NHL Share Conversion except as otherwise provided herein or by law. No interest will be paid or will accrue on any Conversion Consideration (or cash, if any, payable in lieu of fractional shares).

                  (c) From and after the Effective Time, there shall be no further registration of transfers of Certificates.

                  (d) The Cash Consideration Fund and the Fractional Shares Fund shall be invested by the Exchange Agent as directed by HLR in consultation with the Surviving Corporation (so long as such directions do not impair the rights of the holders of NHL Shares) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having combined capital, surplus and undivided profits aggregating at least $500,000,000 (provided that no such investment made prior to the thirtieth day after the Effective Time shall mature more than seven days after such investment is made), and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

                  (e) Any portion of the Cash Consideration Fund and the Fractional Shares Fund which remains undistributed six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of such NHL Shares who have not theretofore complied with this
             Article 1 shall thereafter look only to the Surviving Corporation for the Cash Consideration (and cash, if any, payable in lieu of fractional shares) to which they are entitled.

                  (f) Neither HLR nor the Surviving Corporation shall be liable to any holder of NHL Shares for any such Cash
             Consideration (or cash, if any, payable in lieu of fractional shares) or any certificates for any NHL Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) The Surviving Corporation shall be entitled to deduct and withhold from the Cash Consideration (and cash, if any, payable in lieu of fractional shares) otherwise payable pursuant to this Agreement to any holder of NHL Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such NHL Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

                  SECTION 1.4. Warrants. (a) NHL currently intends to declare a dividend payable to holders of NHL Common Stock of record as of the third Business Day prior to the date of the NHL Stockholder Meeting, which dividend shall consist of .16308 of a warrant for each NHL Share outstanding on such date, each such Warrant (a "Warrant" and together with the Roche Warrants, the "Warrants") representing the right to purchase one newly issued share of NHL Common Stock and which shall be in the form and have substantially the terms and conditions set forth in the Warrant Agreement to be entered into between NHL and a warrant agent, which Warrant Agreement shall be satisfactory to NHL and to Roche (the "Warrant Agreement"). The Warrant Agreement will contain customary terms and conditions and will provide, among other things, for the issuance of the Warrants to be dividended to holders of record of NHL Common Stock on the third Business Day preceding the date of the NHL Stockholder Meeting, for the issuance of the Roche Warrants, that each Warrant may be exercised on the fifth anniversary (the "Expiration Date") of issuance to purchase one share of Common Stock at a purchase price of $22.00 per share (subject to adjustments), and that NHL shall have the option, exercisable by notice 60 days prior to the Expiration Date, to redeem the Warrants on the Expiration Date for a cash redemption price per Warrant equal to the average closing price of the NHL Common Stock over a specified period prior to the Expiration Date minus the exercise price. It is understood and agreed by the parties hereto that the representations and warranties of NHL with respect to the Warrant Agreement set forth in
             Article 3 hereof are based upon the assumption that the Warrant Agreement will conform to the description set forth in the preceding sentence.

                  (b) At or prior to the Effective Time, Roche shall cause to be delivered to NHL an amount in cash equal to the Roche Warrant Consideration in payment of the aggregate purchase price of $51,048,900 payable in respect of the Roche Warrants. In consideration of receipt of such payment, NHL shall issue and deliver to Roche pursuant to the Warrant Agreement a warrant certificate or certificates (in such denominations as requested by Roche) representing the Roche Warrants so purchased.

                  SECTION 1.5. Stock Options. (a) Each employee stock option or right to acquire NHL Shares under NHL's 1988 and 1994 Stock Option Plans (such rights being referred to as "Employee Stock Options") outstanding on the date hereof shall be deemed fully vested and, immediately prior to the Effective Time, NHL shall use reasonable efforts, including with respect to obtaining consents, to cause each Employee Stock Option to be canceled and terminated in exchange for an amount in cash and NHL Shares (in the proportions set forth below) equal to the product of (i) the number of NHL Shares subject to such Employee Stock Option immediately prior to the Effective Time and (ii) the excess of (1) $18.50 over (2) the per share exercise price of such Employee Stock Option (such product, the "Option Value Amount"). The Option Value Amount shall be payable at the Effective Time as follows: 40% of such amount (the "Option Cash Amount") shall be payable in cash, and 60% of such amount (the "Option Stock Amount") shall be payable in the number of NHL Shares obtained by dividing the Option Stock Amount by $15.42; provided that any fractional share resulting from such calculation shall be paid in cash, with the value of a whole share for such purpose assumed to be $15.42. All amounts payable to this Section 1.5(a) shall be subject to any required withholding of taxes and shall be paid without interest thereon.

                  (b) Notwithstanding the foregoing Section 1.5(a), the Employee Stock Options with respect to which the requisite consents are not obtained shall not be canceled, but instead shall be immediately converted as of the Effective Time into the right ("Adjusted Option") to purchase the Option Conversion Number (as defined below) of NHL Shares. Each Adjusted Option will have substantially the same terms as the Employee Stock Option to which it is related, except that: (i) the Adjusted Option shall be deemed fully vested and (ii) the exercise price of an Adjusted Option shall be an amount equal to the exercise price of the Employee Stock Option related to such Adjusted Option as of the date of this Agreement divided by the Conversion Number (as defined below). The "Option Conversion Number" for any Adjusted Option shall be equal to the number of NHL Shares purchasable pursuant to the Employee Stock Option related to such Adjusted Option as of the date of this Agreement multiplied by the Conversion Number. The "Conversion Number" shall be a number equal to (i) the sum of (x) the product of (A) the average closing price of a share of NHL Common Stock on the NYSE Composite Tape for the period of five consecutive trading days beginning on the trading day following the date on which the Effective Time occurs (the "Post Merger Value") and (B) 0.72 and (y) $6.60 divided by
             (ii) the Post Merger Value.


                                      ARTICLE 2
                              THE SURVIVING CORPORATION

                  SECTION 2.1. Certificate of Incorporation. The certificate of incorporation of NHL in effect at the Effective Time shall, except as may be amended to give effect, as necessary, to the provisions of this Agreement and the HLR Stockholder Agreement, be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

                  SECTION 2.2. Bylaws. The bylaws of NHL in effect at the Effective Time shall, except as may be amended to give effect, as necessary, to the provisions of this Agreement and the HLR Stockholder Agreement, be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  SECTION 2.3. Directors and Officers. From and after the Effective Time, (i) the number of directors constituting the Board of Directors of NHL shall be seven and shall be comprised of three members designated by HLR and four persons who are mutually acceptable to NHL and HLR, until successors are duly elected or appointed and qualified in accordance with applicable law and the HLR Stockholder Agreement, and (ii) the executive officers of the Surviving Corporation shall be such Persons as are identified on a certificate delivered by HLR to NHL prior to the Effective Time, which certificate, upon the delivery thereof, shall be deemed to be incorporated into this Agreement for purposes hereof.


                                      ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF NHL

                  NHL represents and warrants to RBL and HLR that, except
             as set forth on the disclosure schedule delivered by NHL to HLR prior to the execution of this Agreement (the "NHL Disclosure Schedule"):

                  SECTION 3.1. Corporate Existence and Power. NHL is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all corporate powers required to carry on its business as now being conducted. NHL is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, assets, results of operations or prospects of NHL and its Subsidiaries, taken as a whole (an "NHL Material Adverse Effect"), or NHL's ability to perform its obligations under this Agreement, the HLR Stockholder Agreement, the Warrant Agreement or the Sharing and Call Option Agreement. NHL has heretofore delivered to HLR true and complete copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of each of its Subsidiaries, in each case as currently in effect. For purposes of this Agreement, "Subsidiary" of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a "Significant Subsidiary" of a Person means any Subsidiary of such Person that constitutes a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC").

                  SECTION 3.2. Corporate Authorization. The execution, delivery and performance by NHL of this Agreement, the HLR Stockholder Agreement, the Warrant Agreement and the Sharing and Call Option Agreement, the consummation by NHL of the transactions contemplated hereby (including, without limitation, the Merger, the delivery of the Conversion Consideration, the issuance of the HLR-NHL Shares and of the Warrants and the NHL Common Stock issuable thereunder) and thereby are within NHL's corporate powers and, except for any required approval by NHL's stockholders in connection with the consummation of the Merger (including any amendments to NHL's certificate of incorporation as referred to in Section 2.1 and the treatment of the Employee Stock Options as referred to in Section 1.5) have been duly authorized by all necessary corporate action. Each of this Agreement and the Sharing and Call Option Agreement constitutes, and each of the HLR Stockholder Agreement, and the Warrant Agreement when executed and delivered by NHL, will constitute, a valid and binding agreement of NHL.

                  SECTION 3.3. Governmental Authorization. The execution, delivery and performance by NHL of this Agreement, the HLR Stockholder Agreement, the Warrant Agreement and the Sharing and Call Option Agreement, and the consummation by NHL of the transactions contemplated hereby (including, without limitation, the Merger, the delivery of the Conversion Consideration, the issuance of the HLR-NHL Shares and of the Warrants and the NHL Common Stock issuable thereunder) and thereby require no action by, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law and any amendments to NHL's certificate of incorporation as referred to in Section 2.1,
             (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), (iv) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), (v) compliance with any applicable foreign or state securities or "blue sky" laws and (vi) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate (A) an NHL Material Adverse Effect, (B) impair the ability of NHL to perform its obligations under this Agreement, the HLR Stockholder Agreement, the Warrant Agreement or the Sharing and Call Option Agreement, or (C) prevent the consummation of any of the transactions contemplated by this Agreement, the HLR Stockholder Agreement, the Warrant Agreement or the Sharing and Call Option Agreement.

                  SECTION 3.4. Non-Contravention. The execution, delivery and performance by NHL of this Agreement, the HLR Stockholder Agreement, the Warrant Agreement and the Sharing and Call Option Agreement do not, and the consummation by NHL of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation (taking into account appropriate amendments contemplated by Section 2.1 hereof) or the bylaws of NHL or the organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to NHL or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of NHL or any of its Subsidiaries or to a loss of any benefit to which NHL or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon NHL or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by NHL or any of its Subsidiaries, or
             (iv) result in the creation or imposition of any Lien on any asset of NHL or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) above, for contraventions, conflicts, defaults, rights of termination, cancellation or acceleration, losses of benefits and creation or imposition of Liens that would not reasonably be expected to have, individually or in the aggregate, an NHL Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 3.5. Capitalization. The authorized capital stock of NHL consists of 10,000,000 shares of preferred stock, par value $0.10 per share ("NHL Preferred Stock"), and 220,000,000 NHL Shares. As of December 12, 1994, (a) there were issued and outstanding 84,761,817 NHL Shares and no shares of NHL Preferred Stock, (b) no NHL Shares were held in NHL's treasury and (c) 1,756,507 NHL Shares were reserved for issuance upon exercise of outstanding Employee Stock Options (of which options to purchase an aggregate of 3,527,876 NHL Shares were vested and exercisable). All outstanding shares of capital stock of NHL are validly issued, fully paid and nonassessable and free and clear of any preemptive or similar rights. All shares of NHL Common Stock issuable as HLR-NHL Shares in the Merger and all shares of NHL Common Stock issuable upon exercise of the Warrants will be, upon issuance thereof, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. Except as set forth in this Section 3.5, and except for the exercise or conversion of Employee Stock Options outstanding on December 12, 1994 there are outstanding (i) no shares of capital stock or other voting securities of NHL, (ii) no securities of NHL convertible into or exchangeable for shares of capital stock or voting securities of NHL and (iii) no options or other rights to acquire from NHL, and no obligation of NHL to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of NHL (the items in clauses (i), (ii) and (iii) above being referred to collectively as the "NHL Securities"). There are no outstanding obligations of NHL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any NHL Securities.

                  SECTION 3.6. Subsidiaries. (a) Each Subsidiary of NHL is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have an NHL Material Adverse Effect. NHL has delivered to HLR a list of all of NHL's Subsidiaries. There are no partnerships or joint venture arrangements or other business entities in which NHL or any Subsidiary of NHL owns an equity interest that is material to the business of NHL and its Subsidiaries, taken as a whole.

                  (b) All of the outstanding capital stock of each Subsidiary of NHL is owned by NHL, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock) other than any such limitations or restrictions imposed by statutes or regulations of general applicability. There are no outstanding (i) securities of NHL or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of any of NHL's Subsidiaries, or (ii) options or other rights to acquire from NHL or any Subsidiary, and no other obligation of NHL or any Subsidiary of NHL to issue, any capital stock, voting securities of, or any securities convertible into or exchangeable for any capital stock or other voting securities of any Subsidiary of NHL (the items in clauses
             (i) and (ii) being referred to collectively as the "NHL Subsidiary Securities"). There are no outstanding obligations of NHL or any Subsidiary of NHL to repurchase, redeem or otherwise acquire any outstanding NHL Subsidiary Securities.

                  (c)  Neither NHL nor any Affiliate of NHL:

                     (i) is currently engaged in the manufacture or production of drugs of abuse reagent products in the United States; or

                    (ii) owns presently (or has owned within the two-year period prior hereto):

                             (A) any stock, share capital, equity or
                  other interest in any concern, corporate or non-corporate, engaged in at the time of such acquisition, or within the two years preceding such acquisition engaged in, the manufacture or production of drugs of abuse reagent products in the United States; or

                             (B) any assets used or previously used (and
                  still suitable for use) in the manufacture and production of drugs of abuse reagent products in the United States to which annual sales of $3,000,000 or more of drugs of abuse reagent products are or in the past have been attributable.

                  SECTION 3.7. SEC Filings. (a) NHL has filed all required reports, forms, and other documents with the SEC since January 1, 1992 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date hereof, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b)  No such registration statement referred to in
             Section 3.7(a), as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  SECTION 3.8. Financial Statements. The financial statements of NHL included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of NHL and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                  SECTION 3.9. Disclosure Documents. (a) None of the information supplied or to be supplied by NHL specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by NHL in connection with the issuance of NHL Shares in the Merger (the "Registration Statement", which Registration Statement will include a resale prospectus) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the proxy statement relating to the approval by the stockholders of NHL of the Merger and certain other matters, together with all other related proxy materials prepared in connection with the NHL Stockholder Meeting relating to the Merger (the "NHL Proxy Statement") will, at the date the NHL Proxy Statement is first mailed to NHL's stockholders or at the time of the NHL Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder and the NHL Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder.

                  (b) The representations and warranties contained in Sections 3.9(a) will not apply to statements included in or omissions from the Registration Statement or the NHL Proxy Statement based upon information furnished to NHL by or on behalf of HLR or RBL specifically for use therein or information that is omitted by HLR or RBL.

                  SECTION 3.10. Absence of Certain Changes. Except as disclosed in the SEC Documents, since December 31, 1993 NHL has conducted its business only in the ordinary course, and except as specifically contemplated by this Agreement there has not been:

                  (a) any material adverse change in the business, financial condition, assets or results of operations of NHL and its Subsidiaries, taken as a whole, or any event, occurrence or development of or in a state of circumstances or facts (including, without limitation, any development of or in a state of facts or any change in the estimated or expected exposure arising or occurring after the date hereof relating to any litigation or investigation disclosed, or required to be disclosed, pursuant to Section 3.12 or
             Section 5.5 hereof or in any SEC Document referred to in
             Section 3.12) known to NHL or any Subsidiary of NHL which could reasonably be expected to result in such a material adverse change (an "NHL Material Adverse Change");

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of NHL, or any repurchase, redemption or other acquisition by NHL or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, NHL or any of its Subsidiaries;

                  (c) any amendment of any material term of any outstanding NHL Securities or any NHL Subsidiary Securities;

                  (d) any incurrence, assumption or guarantee by NHL or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in an amount not in excess of $25,000,000 and which is on terms consistent with past practices;

                  (e) any creation or assumption by NHL or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of NHL or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have an NHL Material Adverse Effect;

                  (h) any transaction or commitment made, or any contract or agreement entered into, by NHL or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by NHL or any of its Subsidiaries of any contract or other right, in either case, material to NHL and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice;

                  (i) any change in any method of accounting or accounting practice by NHL or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or which is disclosed in the SEC Documents;

                  (j) any (i) grant of any severance or termination pay other than pursuant to existing contracts, plans or arrangements to any director, officer or employee of NHL or any of its Subsidiaries whose total annual compensation and bonus is in excess of $200,000, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) involving annual total compensation and bonus in excess of $200,000 with any director, officer or employee of NHL or any of its Subsidiaries, (iii) any amendment or change that increases compensation or benefits payable under any existing severance or termination pay plans, policies or employment agreements which change or amendment is applicable to a class or classes of employees or officers covered thereby other than as expressly required therein or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of NHL or any of its Subsidiaries, whose total annual compensation and bonus is in excess of $200,000, except as expressly required by any existing employment agreements, or pursuant to compensation plans and policies in effect December 31, 1993 or set forth on the NHL Disclosure Schedule; or

                  (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of NHL or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement prior to or on December 31, 1993, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

                  SECTION 3.11. No Undisclosed Material Liabilities. Except as set forth in the SEC Documents, neither NHL nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) ("Liabilities") required by GAAP to be set forth on a consolidated balance sheet of NHL and its consolidated Subsidiaries or in the notes thereto and neither NHL nor any of its Subsidiaries has, to the knowledge of NHL, incurred any Liabilities since December 31, 1993 which, whether or not required by GAAP to be set forth on such a consolidated balance sheet, when considered together with any corresponding asset resulting from the event which gave rise to such liability, individually or in the aggregate, have had or could reasonably be expected to have an NHL Material Adverse Effect.

                  SECTION 3.12. Litigation. Except as set forth in the SEC Documents, there is no action, suit, investigation or proceeding pending, or to the knowledge of NHL threatened (or, to the knowledge of NHL or its Subsidiaries, any basis therefor), against NHL or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official that could reasonably be expected to (A) have an NHL Material Adverse Effect, (B) impair the ability of NHL to perform its obligations under this Agreement, the HLR Stockholder Agreement, the Warrant Agreement or the Sharing and Call Option Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, the HLR Stockholder Agreement, the Warrant Agreement or the Sharing and Call Option Agreement.

                  SECTION 3.13. Taxes. Except as set forth in the SEC Documents, (a) NHL, its Subsidiaries and the NHL Group (as defined in Section 8.1) have filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined below) with respect to any material income, properties or operations of NHL, any of its Subsidiaries or the NHL Group prior to the Effective Time (collectively, "NHL Returns"), (b) as of the time of filing, the NHL Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of NHL, its Subsidiaries and the NHL Group and any other information required to be shown therein, (c) NHL, its Subsidiaries and the NHL Group have timely paid or made provision for all material Taxes that have been shown as due and payable on the NHL Returns that have been filed, (d) NHL, its Subsidiaries and the NHL Group have made or will make provision for all material Taxes payable for any periods that end before the Effective Time for which no NHL Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time, (e) the charges, accruals and reserves for Taxes reflected on the books of NHL, its Subsidiaries and the NHL Group are adequate to cover the Tax liabilities accruing or payable by NHL, its Subsidiaries and the NHL Group in respect of periods prior to the date hereof, (f) none of NHL, any of its Subsidiaries or the NHL Group is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material NHL Return, which NHL Return has not since been filed or sent, (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against NHL, any of its Subsidiaries or the NHL Group other than those Taxes being contested in good faith, (h) the federal income tax returns of the NHL Group have been examined by and settled with the Internal Revenue Service (the "IRS") for all years through 1984, (i) none of NHL, any of its Subsidiaries or the NHL Group has granted any extension of the limitation period applicable to any material Tax claims (which period has not since lapsed) other than those Taxes being contested in good faith, (j) none of NHL, any of its Subsidiaries or the NHL Group has any contractual obligations under any material Tax sharing agreement with any corporation which, as of the Effective Time, is not a member of the NHL Group, and (k) neither NHL nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

                  "Tax" or "Taxes" means with respect to any Person (i)
             any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such Person and (ii) any liability of such Person or any of its Subsidiaries for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

                  SECTION 3.14. ERISA. (a) The NHL Disclosure Schedule identifies each "employee benefit plan", as defined in
             Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by NHL or any ERISA Affiliate (as defined below) and covers any employee or former employee of NHL or any Subsidiary of NHL or under which NHL or any ERISA Affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements, group annuity contracts and summary plan descriptions) and all amendments thereto and written interpretations thereof have been furnished or made available upon request to HLR and RBL together with (x) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as "NHL Employee Plans". For purposes of this Section, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

                  (b)  Except as otherwise identified in the NHL
             Disclosure Schedule:

                     (i)    no NHL Employee Plan constitutes a
               "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), and no NHL Employee Plan is maintained in connection with any trust described in
               Section 501(c)(9) of the Code;

                    (ii) no NHL Employee Plans are subject to Title IV of ERISA (the "NHL Retirement Plans");

                   (iii) as of December 31, 1993, the fair market value of the assets of each NHL Retirement Plan
               (excluding for these purposes any accrued but unpaid contributions) exceeded the accumulated benefit obligation, as determined in accordance with GAAP, under such NHL Retirement Plan;

                    (iv) no "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any NHL Retirement Plan, whether or not waived;

                     (v)    no "reportable event", within the meaning of
               Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any NHL Employee Plan, other than a "reportable event" that will not have an NHL Material Adverse Effect;

                    (vi) no condition exists and no event has occurred that could constitute grounds for termination of any NHL Retirement Plan or, with respect to any NHL Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA;

                   (vii) neither NHL nor any of its ERISA Affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA;

                  (viii) if a "complete withdrawal" by NHL and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all NHL Employee Plans which are Multiemployer Plans, neither NHL nor any ERISA Affiliate would incur any withdrawal liability under Title IV of ERISA;

                    (ix) nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any NHL Employee Plan has made or will make NHL or any of its Subsidiaries, any officer or director of NHL or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that could have an NHL Material Adverse Effect; and

                     (x)    neither NHL nor any of its ERISA Affiliates
               (A) has engaged in a transaction described in Section 4069 of ERISA that could subject NHL to material liability at any time after the date hereof or (B) has acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) or ERISA, (y)
               Section 4071 of ERISA or (z) Chapter 43 of the Code, which penalties, taxes or related charges, individually or in the aggregate, would constitute a liability in a material amount.

                  (c) Each NHL Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable IRS determination letter to such effect and NHL knows of no event or circumstance occurring or existing since the date of such letter that would adversely affect such NHL Employee Plan's qualified status. NHL has furnished or made available upon request to HLR and RBL copies of the most recent IRS determination letters with respect to each such Plan. Each NHL Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the NHL Employee Plans), suits or proceedings against or involving any NHL Employee Plan or asserting any rights to or claims for benefits under any NHL Employee Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                  (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of NHL or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No employee of NHL or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any NHL benefits under any NHL Benefit Arrangements (as defined below in Section 3.14(e)) as a result of the transactions contemplated by this Agreement.

                  (e) NHL has furnished or made available upon request to RBL copies or descriptions of each employment, severance or other similar contract, arrangement or policy providing for annual compensation in excess of $200,000 and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by NHL or any of its Subsidiaries and (iii) covers any employee or former employee of NHL or any of its Subsidiaries, to the extent existing on the date hereof. The above arrangements (whether or not existing as of the date hereof) are referred to collectively herein as the "NHL Benefit Arrangements"). Each NHL Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such NHL Benefit Arrangement.

                  (f) Except as disclosed in the NHL Disclosure Schedule, neither NHL nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health and medical benefits for retired or former employees of NHL and its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code; and no condition exists that would prevent NHL or any of its Subsidiaries from amending or terminating any NHL Employee Plan or NHL Benefit Arrangement providing health or medical benefits in respect of any active employee of NHL or any of its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

                  (g) Except as disclosed in the NHL Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by NHL or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any NHL Employee Plan or NHL Benefit Arrangement which would increase materially the expense of maintaining such NHL Employee Plan or NHL Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1993 (other than those that would not result in the representation and warranty set forth in Section 3.10(j) becoming untrue as of the Effective Time).

                  (h) Neither NHL nor any of its Subsidiaries is a party to or subject to any collective bargaining or other labor union contracts applicable to persons employed by NHL or its Subsidiaries and no collective bargaining agreement is being negotiated by NHL or any of its Subsidiaries. As of the date of this Agreement, to the knowledge of NHL, neither NHL nor its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of NHL or its Subsidiaries, and there is no pending or threatened in writing charge or complaint against NHL or its Subsidiaries by the National Labor Relations Board (the "NLRB") or any comparable state agency, except where such unfair labor practice, charge or complaint would not have an NHL Material Adverse Effect.

                  SECTION 3.15. Compliance with Laws; Permits. (a) Except as set forth in the SEC Documents and except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, an NHL Material Adverse Effect, neither NHL nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order outstanding against it.

                  (b) As of the date of this Agreement, each of NHL and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals and orders (collectively, the "NHL Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and there is no action, proceeding or investigation pending or, to the knowledge of NHL, threatened regarding suspension or cancellation of any of the NHL Permits, except where the failure to possess, or the suspension or cancellation of, such NHL Permits would not reasonably be expected to have, individually or in the aggregate, an NHL Material Adverse Effect.

                  SECTION 3.16. Finders' Fees. Except for Morgan Stanley & Co. Incorporated ("Morgan Stanley"), whose fees in the amount previously disclosed to HLR will be paid by NHL, and as contemplated herein, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of, NHL or any of its Subsidiaries which might be entitled to any fee or commission from HLR or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 3.17. Other Information. NHL's projections and forward-looking information furnished by NHL to HLR were prepared in good faith and represent NHL's best estimate as of the date hereof as to the subject matter thereof; provided that NHL makes no representation or warranty as to the completeness or accuracy of the projections or forward-looking information furnished by NHL to HLR.

                  SECTION 3.18. Environmental Matters. Except as set forth in the SEC Documents:

                  (a)(i) no notice, notification, notice of violation, demand, request for information, investigation (whether civil or criminal), citation, summons, complaint, order or other similar document has been received by, or, to the knowledge of NHL or any of its Subsidiaries, is pending or threatened by any Person against, NHL or any of its Subsidiaries, nor has any material penalty been assessed against NHL or any of its Subsidiaries in either case with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) Release of any Hazardous Substance;

                    (ii) no Hazardous Substance has been Released or is present at any property now owned, leased or operated by NHL or any of its Subsidiaries nor, to the knowledge of NHL, has any Hazardous Substance been Released at any property formerly owned, leased or operated by NHL, which Release or presence, individually or in the aggregate, could reasonably be expected to result in an NHL Material Adverse Effect;

                   (iii) there are no NHL Environmental Liabilities that have had or may reasonably be expected to have, individually or in the aggregate, an NHL Material Adverse Effect; and

                    (iv) there are no circumstances relating to the disposal of Hazardous Substances from any properties at the time they were owned, leased or operated by NHL that could give rise to liabilities under Environmental Laws which could reasonably be expected to result in, individually or in the aggregate, an NHL Material Adverse Effect.

                  (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted since 1989 of which NHL has knowledge in relation to the current or prior business of NHL or any property or facility now or previously owned, leased or operated by NHL or any of its Subsidiaries the contents of which could reasonably be expected to result in an NHL Material Adverse Effect.

                  (c) Neither NHL nor any of its Subsidiaries owns or leases any real property or an industrial facility, or conducts any operations, in New Jersey or Connecticut.

                  (d) For purposes of this Section 3.18, the following terms shall have the meanings set forth below:

                     (i) "NHL" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of NHL or any of its Subsidiaries.

                    (ii) "NHL Environmental Liabilities" means any and all liabilities of or relating to NHL and any of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (A) arise under or relate to matters covered by Environmental Laws and (B) arose from actions occurring or conditions existing on or prior to the Effective Time.

                  (e) For purposes of this Section 3.18 and Section 4.16, the following terms shall have the meanings set forth below:

                     (i) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, licenses, agreements and governmental restrictions (whether now or hereinafter in effect), relating to human health, the environment or to emissions, discharges, Releases or threatened Releases of Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or wastes or the investigation, clean-up, remediation or monitoring thereof.

                    (ii) "Hazardous Substances" means any toxic, radioactive, caustic, corrosive, infectious, mutagenic, carcinogenic or otherwise hazardous waste, material or substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance which meets the definition of "hazardous substance" contained in 42 U.S.C. 9601(14).

                   (iii) "Release" means any discharge, emission or release, including a Release as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") at 42 U.S.C. 9601(22). The term "Released" has a corresponding meaning.

                  SECTION 3.19. Takeover Statutes. The Board of Directors of NHL has approved the HLR Stockholder Agreement, the Merger, the Warrants, the Sharing and Call Option Agreement and this Agreement, and such approval is sufficient to render inapplicable to the HLR Stockholder Agreement, the Merger, the Warrants, the Sharing and Call Option Agreement and this Agreement and the transactions contemplated or permitted thereby and hereby, the provisions of Section 203 of Delaware Law. To NHL's knowledge, no other state takeover statute or similar statute or regulation applicable to NHL applies or purports to apply to the HLR Stockholder Agreement, the Merger, the Warrants, the Sharing and Call Option Agreement or this Agreement, or any of the transactions contemplated thereby and hereby.

                  SECTION 3.20. Opinion of Financial Advisor. NHL has received the opinion of Morgan Stanley & Co. Incorporated dated the date of this Agreement to the effect that the aggregate consideration to be received by the stockholders of NHL in connection with the Merger, when taken together with the Warrants to be dividended to such stockholders, is fair, from a financial point of view, to such stockholders.

                  SECTION 3.21. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of NHL Common Stock is the only vote of the holders of any class or series of NHL securities necessary to approve the Merger and the other transactions contemplated by this Agreement and any amendments to the certificate of incorporation of NHL as referred to in Section 2.1.


                                      ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF HLR AND RBL

                  HLR and RBL represent and warrant to NHL that, except
             as set forth on the disclosure schedule delivered by RBL to NHL prior to the execution of this Agreement (the "RBL Disclosure Schedule"):

                  SECTION 4.1. Corporate Existence and Power. Each of HLR and RBL is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all corporate powers required to carry on its business as now being conducted. Each of HLR and RBL is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of RBL and its Subsidiaries, taken as a whole (a "RBL Material Adverse Effect"), or RBL's ability to perform its obligations hereunder or under the HLR Stockholder Agreement. RBL has heretofore delivered to NHL true and complete copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of each of its Subsidiaries, in each case as currently in effect.

                  SECTION 4.2. Corporate Authorization. The execution, delivery and performance by each of HLR and RBL of this Agreement, the HLR Stockholder Agreement and the Sharing and Call Option Agreement and the consummation by HLR and RBL of the transactions contemplated hereby and thereby are within their respective corporate powers and, except for any required approval by HLR as RBL's sole stockholder in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of HLR and RBL, and the HLR Stockholder Agreement when executed and delivered by HLR will constitute, a valid and binding agreement of HLR.

                  SECTION 4.3. Governmental Authorization. The execution, delivery and performance by each of HLR and RBL of this Agreement and by HLR of each of the HLR Stockholder Agreement and the Sharing and Call Option Agreement and the consummation of the Merger by RBL and the other transactions contemplated hereby and thereby require no action by, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, (iv) compliance with any applicable requirements of the 1934 Act,
             (v) compliance with any applicable foreign or state securities or "blue sky" laws, (vi) the filing of a notice pursuant to Section 721 of the Defense Production Act of 1950 ("Exon-Florio"), and (vii) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate (A) a RBL Material Adverse Effect, (B) impair the ability of HLR or RBL to perform any of their respective obligations under this Agreement or impair HLR's ability to perform its obligations under the HLR Stockholder Agreement or the Sharing and Call Option Agreement or (C) prevent the consummation of any of the transactions contemplated by this Agreement, the HLR Stockholder Agreement or the Sharing and Call Option Agreement.

                  SECTION 4.4. Non-Contravention. The execution, delivery and performance by HLR and RBL of this Agreement and by HLR of the HLR Stockholder Agreement do not, and the consummation by HLR and RBL of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of HLR, RBL or any of RBL's Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to HLR, RBL or any of RBL's Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of HLR, RBL or any of RBL's Subsidiaries or to a loss of any benefit to which HLR, RBL or any of RBL's Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon HLR, RBL or any of RBL's Subsidiaries or any license, franchise, permit or other similar authorization held by HLR, RBL or any of RBL's Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of HLR, RBL or any of RBL's Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) above, for contraventions, conflicts, defaults, rights of termination, cancellation or acceleration, losses of benefits and creation or imposition of Liens that would not reasonably be expected to have, individually or in the aggregate, a RBL Material Adverse Effect.

                  SECTION 4.5. Capitalization of RBL. The authorized capital stock of RBL consists of 1000 shares of common stock, no par value per share, 100 shares of which are issued and outstanding and no shares of which are held in RBL's treasury. All of the issued and outstanding capital stock of RBL is validly issued, fully paid and nonassessable and is owned by HLR. Except for such common stock, there are outstanding (i) no shares of capital stock or other voting securities of RBL, (ii) no securities of RBL convertible into or exchangeable for shares of capital stock or voting securities of RBL and (iii) no options or other rights to acquire from RBL, and no obligation of RBL to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of RBL. RBL has no liability or obligation in respect of the financing of the HLR Cash Consideration or the Roche Warrant Consideration.

                  SECTION 4.6. Subsidiaries. (a) Each Subsidiary of RBL is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a RBL Material Adverse Effect. RBL has delivered to NHL a list of all of RBL's Subsidiaries. There are no partnerships or joint venture arrangements or other business entities in which RBL or any Subsidiary of RBL owns an equity interest that is material to the business of RBL and its Subsidiaries, taken as a whole.

                  (b) All of the outstanding capital stock of each Subsidiary of RBL is owned by RBL, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock) other than any such limitations or restrictions imposed by statutes or regulations of general applicability. There are no outstanding (i) securities of RBL or any Subsidiary of RBL convertible into or exchangeable for shares of capital stock or other voting securities of any of RBL's Subsidiaries or (ii) options or other rights to acquire from RBL or any Subsidiary of RBL, and no other obligation of RBL or any Subsidiary of RBL to issue, any capital stock, voting securities of, or any securities convertible into or exchangeable for any capital stock or other voting securities of any of RBL's Subsidiaries (the items in clauses (i) and (ii) being referred to collectively as the "RBL Subsidiary Securities"). There are no outstanding obligations of RBL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding RBL Subsidiary Securities.

                  SECTION 4.7. Financial Statements. RBL has delivered to NHL the audited consolidated balance sheet of RBL as of each of December 31, 1993 and December 31, 1992 and the audited statements of income and cash flows for each of the three fiscal years ended December 31, 1993, together with the notes thereto and the report of Price Waterhouse thereon and its unaudited interim financial statements for the nine months ended September 30, 1994 (the "RBL Financial Statements"). The RBL Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of RBL and its consolidated Subsidiaries, excluding Roche Image Analysis Systems ("RIAS"), as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. For purposes of this Agreement, "RBL Balance Sheet" means the consolidated balance sheet of RBL as of December 31, 1993, and the notes thereto, contained in the RBL Financial Statements and "RBL Balance Sheet Date" means December 31, 1993.

                  SECTION 4.8. Disclosure Documents. (a) None of the information supplied or to be supplied by HLR or RBL specifically for inclusion or incorporation by reference in
             (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the NHL Proxy Statement will, at the date the NHL Proxy Statement is first mailed to NHL's stockholders or at the time of the NHL Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 4.9. Absence of Certain Changes. Since the RBL Balance Sheet Date, RBL and its Subsidiaries have in all material respects conducted their business in the ordinary course and, except as specifically contemplated by this Agreement, there has not been:

                  (a) any material adverse change in the business, financial condition, assets or results of operations of RBL and its Subsidiaries, taken as a whole, or any event, occurrence or development of or in a state of circumstances or facts (including, without limitation, any development of or in a state of facts or any change in the estimated or expected exposure arising or occurring after the date hereof relating to any litigation or investigation disclosed, or required to be disclosed, pursuant to Section 4.11 or
             Section 6.4 or in any document referred to in Section 4.11) known to RBL or any Subsidiary of RBL which could reasonably be expected to result in such a material adverse change (a "RBL Material Adverse Change");

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of RBL, or any repurchase, redemption or other acquisition by RBL or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, RBL or any of its Subsidiaries;

                  (c) any amendment of any material term of any outstanding RBL Securities or any RBL Subsidiary Securities;

                  (d) any incurrence, assumption or guarantee by RBL or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in an amount not in excess of $25,000,000 and which is on terms consistent with past practices;

                  (e) any creation or assumption by RBL or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of RBL or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a RBL Material Adverse Effect;

                  (h) other than mergers or consolidations of one or more of its Subsidiaries into and with another Subsidiary or into RBL and activities in connection with the transfer of the business and assets of RIAS, any transaction or commitment made, or any contract or agreement entered into, by RBL or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by RBL or any of its Subsidiaries of any contract or other right, in either case, material to RBL and its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice;

                  (i) any change in any method of accounting or accounting practice by RBL or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP;

                  (j) any (i) grant of any severance or termination pay (other than pursuant to existing contracts, plans or arrangements), to any director, officer or employee of RBL or any of its Subsidiaries whose total annual compensation and bonus is in excess of $200,000, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) involving annual total compensation and bonus in excess of $200,000 with any director, officer or employee of RBL or any of its Subsidiaries, (iii) any amendment or change that increases compensation or benefits payable under any existing severance or termination pay plans, policies or employment agreements which change or amendment is applicable to a class or classes of employees or officers covered thereby other than as expressly required therein or
             (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of RBL or any of its Subsidiaries, whose total annual compensation and bonus is in excess of $200,000, except as expressly required by any existing employment agreements or pursuant to compensation plans and policies in effect December 31, 1993 or set forth on the RBL Disclosure Schedule; or

                  (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of RBL or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the RBL Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

                  SECTION 4.10. No Undisclosed Material Liabilities. Except as set forth in the RBL Financial Statements, neither RBL nor any of its subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of RBL and its consolidated Subsidiaries or in the notes thereto and neither RBL nor any of its Subsidiaries has, to its knowledge, incurred any Liabilities since December 31, 1993 which, whether or not required by GAAP to be set forth on such a consolidated balance sheet, when considered together with any corresponding asset resulting from the event which gave rise to such liability, individually and in the aggregate, have had or could reasonably be expected to have an RBL Material Adverse Effect.

                  SECTION 4.11. Litigation. Except as set forth in the RBL Financial Statements, there is no action, suit, investigation or proceeding pending, or to the knowledge of RBL or its Subsidiaries threatened (or, to the knowledge of RBL or its Subsidiaries, any basis therefor), against RBL or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official that could reasonably be expected to (A) have an RBL Material Adverse Effect, (B) impair the ability of RBL or HLR to perform their respective obligations under this Agreement or impair the ability of HLR to perform its obligations under the HLR Stockholder Agreement or the Sharing and Call Option Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, the HLR Stockholder Agreement or the Sharing and Call Option Agreement.

                  SECTION 4.12. Taxes. Except as set forth in the RBL Financial Statements, (a) RBL, its Subsidiaries and the HLR Group (as defined in Section 8.1) have filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes with respect to any material income, properties or operations of RBL, any of its Subsidiaries or the HLR Group prior to the Effective Time (collectively, "RBL Returns"),
             (b) as of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of RBL, its Subsidiaries and the HLR Group and any other information required to be shown therein, (c) RBL, its Subsidiaries and the HLR Group have timely paid or made provision for all material Taxes that have been shown as due and payable on the RBL Returns that have been filed, (d) RBL, its Subsidiaries and the HLR Group have made or will make provision for all material Taxes payable for any periods that end before the Effective Time for which no RBL Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time, (e) the charges, accruals and reserves for Taxes reflected on the books of RBL, its Subsidiaries and the HLR Group are adequate to cover the Tax liabilities accruing or payable by RBL, its Subsidiaries and the HLR Group in respect of periods prior to the date hereof, (f) none of RBL, any of its Subsidiaries or the HLR Group is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material RBL Return, which RBL Return has not since been filed or sent,
             (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against RBL, any of its Subsidiaries or the HLR Group other than those Taxes being contested in good faith, (h) the federal income tax returns of the HLR Group have been examined by and settled with the IRS for all years through 1989, (i) none of RBL, any of its Subsidiaries or the HLR Group has granted any extension of the limitation period applicable to any material Tax claims (which period has not since lapsed) other than those Taxes being contested in good faith, (j) none of RBL, any of its Subsidiaries or the HLR Group has any contractual obligations under any material Tax sharing agreement with any corporation which, as of the Effective Time, is not a member of the HLR Group, (k) none of HLR, RBL or its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code, and (l) except as provided in Section 2.1, HLR has no current plan or intention to cause the Surviving Corporation to amend its certificate of incorporation.

                  SECTION 4.13. ERISA. (a) The RBL Disclosure Schedule lists each "employee benefit plan", as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and (ii)(A) is maintained, administered or contributed to by RBL or any ERISA Affiliate and covers any employee of RBL or any Subsidiary of RBL or under which RBL or any Subsidiary has any liability or (B) is maintained, administered or contributed to by RBL or any Subsidiary and covers any former employee of RBL or any Subsidiary or under which RBL or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust agreements, group annuity contracts and summary plan descriptions) and all amendments thereto and written interpretations thereof have been furnished or made available upon request to NHL together with (x) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "RBL Employee Plans".

                  (b)  Except as otherwise identified in the RBL
             Disclosure Schedule;

                     (i)    no RBL Employee Plan constitutes a
               Multiemployer Plan, and no RBL Employee Plan is maintained in connection with any trust described in
               Section 501(c)(9) of the Code;

                    (ii) no RBL Employee Plans are subject to Title IV of ERISA (the "RBL Retirement Plans");

                   (iii) as of the RBL Balance Sheet Date, the fair market value of the assets of each RBL Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the accumulated benefit obligation, as determined in accordance with GAAP under such RBL Retirement Plan;

                    (iv) no "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any RBL Retirement Plan, whether or not waived;

                     (v)    no "reportable event", within the meaning of
               Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any RBL Employee Plan, other than a "reportable event" that will not have a Material Adverse Effect;

                    (vi) no condition exists and no event has occurred that could constitute grounds for termination of any RBL Retirement Plan or, with respect to any RBL Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA;

                   (vii) neither RBL nor any of its ERISA Affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would become a liability of RBL after the Effective Time;

                  (viii) if a "complete withdrawal" by RBL and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all RBL Employee Plans which are Multiemployer Plans, neither RBL nor any ERISA Affiliate would incur any withdrawal liability under Title IV of ERISA that would become a liability of RBL after the Effective Time;

                    (ix) nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any RBL Employee Plan has made or will make RBL or any of its Subsidiaries, any officer or director of RBL or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that could have a RBL Material Adverse Effect; and

                     (x)    neither RBL nor any of its ERISA Affiliates
               (A) has engaged in a transaction described in Section 4069 of ERISA that could subject RBL to material liability at any time after the date hereof or (B) has acted in a manner that could, or failed to act so as to, result in material fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) or ERISA,
               (y) Section 4071 of ERISA or (z) Chapter 43 of the Code, which penalties, taxes or related charges, individually or in the aggregate, would constitute a liability in a material amount.

                  (c) Each RBL Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable IRS determination letter to such effect and RBL knows of no event or circumstance occurring or existing since the date of such letter that would adversely affect such RBL Employee Plan's qualified status. RBL has furnished or made available upon request to NHL copies of the most recent IRS determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the RBL Employee Plans), suits or proceedings against or involving any RBL Employee Plan or asserting any rights to or claims for benefits under any RBL Employee Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                  (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of RBL or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No employee of NHL or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any RBL benefits under any RBL Benefit Arrangements (as defined below in Section 4.13(e)) as a result of the transactions contemplated by this Agreement.

                  (e) RBL has furnished or made available upon request to NHL copies or descriptions of each employment, severance or other similar contract, arrangement or policy providing for annual compensation in excess of $200,000 and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by RBL or any of its Subsidiaries and (iii) covers any employee or former employee of RBL or any of its Subsidiaries, to the extent existing on the date hereof. The above arrangements (whether or not existing as of the date hereof) are referred to collectively herein as the "RBL Benefit Arrangements". Each RBL Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such RBL Benefit Arrangement.

                  (f) Except as disclosed in the RBL Disclosure Schedule, neither RBL nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health and medical benefits for retired employees of RBL and its Subsidiaries, except as required to avoid excise Tax under Section 4980B of the Code; and no condition exists that would prevent RBL or any of its Subsidiaries from amending or terminating any RBL Employee Plan or RBL Benefit Arrangement providing health or medical benefits in respect of any active employee of RBL or any of its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

                  (g) Except as disclosed in the RBL Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by RBL or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any RBL Employee Plan or RBL Benefit Arrangement which would increase materially the expense of maintaining such RBL Employee Plan or RBL Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the RBL Balance Sheet Date (other than those that would not result in the representation and warranty set forth in
             Section 4.9(i) becoming untrue as of the Effective Time).

                  (h) Neither RBL nor any of its Subsidiaries is a party to or subject to any collective bargaining or other labor union contracts applicable to Persons employed by RBL or its Subsidiaries and no collective bargaining agreement is being negotiated by RBL or any of its Subsidiaries. As of the date of this Agreement, to the knowledge of RBL, neither RBL nor its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of RBL or its Subsidiaries, and there is no pending or threatened in writing charge or complaint against RBL or its Subsidiaries by the NLRB or any comparable state agency, except where such unfair labor practice, charge or complaint would not have a RBL Material Adverse Effect.

                  SECTION 4.14. Compliance with Laws; Permits. (a) Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a RBL Material Adverse Effect, neither RBL nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order outstanding against it.

                  (b) As of the date of this Agreement, each of RBL and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals and orders (collectively, the "RBL Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and there is no action, proceeding or investigation pending or, to the knowledge of RBL, threatened regarding suspension or cancellation of any of the RBL Permits, except where the failure to possess, or the suspension or cancellation of, such RBL Permits would not have reasonably be expected to have, individually or in the aggregate, a RBL Material Adverse Effect.

                  SECTION 4.15. Finders' Fees. Except for CS First Boston Corporation, whose fees will be paid by as referred to in Section 11.4 hereof and as contemplated herein, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of RBL or any of its Subsidiaries who might be entitled to any fee or commission from NHL or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the related agreements. The amount of the fees of CS First Boston Corporation have previously been disclosed to NHL.

                  SECTION 4.16. Environmental Matters. Except as set forth in the RBL Financial Statements or in writing to NHL:

                  (a) (i)  no notice, notification, notice of violation,
             demand, request for information, investigation (whether civil or criminal), citation, summons, complaint, order or other similar document has been received by, or, to the knowledge of RBL or any of its Subsidiaries, is pending or threatened by any Person against, RBL or any of its Subsidiaries, nor has any material penalty been assessed against RBL or any of its Subsidiaries in either case with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) Release of any Hazardous Substance;

                    (ii) no Hazardous Substance has been Released or is present at any property now owned, leased or operated by RBL or any of its Subsidiaries nor, to the knowledge of RBL, has any Hazardous Substance been Released at any property formerly owned, leased or operated by RBL, which Release or presence, individually or in the aggregate, could reasonably be expected to result in a RBL Material Adverse Effect;

                   (iii) there are no RBL Environmental Liabilities that have had or may reasonably be expected to have, individually or in the aggregate, a RBL Material Adverse Effect; and

                    (iv) there are no circumstances relating to the disposal of Hazardous Substances from any properties at the time they were owned, leased or operated by RBL that could give rise to liabilities under Environmental Laws which could reasonably be expected to result, individually or in the aggregate, in a RBL Material Adverse Effect.

                  (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted since 1989 of which RBL has knowledge in relation to the current or prior business of RBL or any property or facility now or previously owned, leased or operated by RBL or any of its Subsidiaries, the contents of which could reasonably be expected to result in a RBL Material Adverse Effect.

                  (c) Neither RBL nor any of its Subsidiaries owns or leases any real property or industrial facility, or conducts any operations, in New Jersey or Connecticut.

                  (d) For purposes of this Section 4.16, the following terms shall have the meanings set forth below:

                     (i) "RBL" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of RBL or any of its Subsidiaries;

                    (ii) "RBL Environmental Liabilities" means any and all liabilities of or relating to RBL and any of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (A) arise under or relate to matters covered by Environmental Laws and (B) arose from actions occurring or conditions existing on or prior to the Effective Time.

                  SECTION 4.17. HLR Cash Consideration. HLR and its Affiliates have sufficient funds, investments and credit facilities available to pay the HLR Cash Consideration.

                  SECTION 4.18. Takeover Statutes. To the best of RBL's knowledge, no state takeover statute or similar statute or regulation applicable to RBL or HLR applies or purports to apply to the HLR Stockholder Agreement, the Merger, the Warrants, the Sharing and Call Option Agreement or this Agreement or any of the transactions contemplated thereby and hereby.

                  SECTION 4.19. Ownership of NHL Shares. As of the date hereof, HLR, RBL and their Subsidiaries beneficially own, collectively, no more than 100 NHL Shares.


                                      ARTICLE 5
                                   COVENANTS OF NHL

                  NHL agrees that:

                  SECTION 5.1. Conduct of NHL. From the date hereof until the Effective Time, NHL and its Subsidiaries shall in all material respects conduct their business in the ordinary course and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) NHL will not adopt or propose any change in its certificate of incorporation or bylaws, except as referred to in Section 2.1;

                  (b) Except as contemplated by this Agreement or as set forth on the NHL Disclosure Schedule, NHL will not, and will not permit any of its Subsidiaries to (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of NHL or any of its Subsidiaries that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Merger, the exercise by HLR of any of its rights under the HLR Stockholder Agreement or any acquisition by HLR of securities of NHL (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the HLR Stockholder Agreement or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency or (ii) amend any existing contract, agreement, plan or arrangement to so provide;

                  (c) Except for the Merger or as set forth on the NHL Disclosure Schedule, NHL will not, and will not permit any Subsidiary of NHL to (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or
             (ii) make any acquisition of any business or other material assets of any Person, whether by means of merger, consolidation or otherwise;

                  (d) Except as set forth on the NHL Disclosure Schedule, NHL will not, and will not permit any Subsidiary of NHL to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice;

                  (e) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof and (ii) borrowings in the ordinary course of business consistent with past practice, NHL will not, and will not permit any Subsidiary of NHL to, incur any indebtedness for borrowed money or guarantee any such indebtedness except for the financing contemplated by Section 7.2 hereof;

                  (f) Except pursuant to outstanding Employee Stock Options and as contemplated by this Agreement, NHL will not issue any NHL Securities; and

                  (g) NHL will not, and will not permit any of its Subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Sections 9.1 or 9.2 not being satisfied.

                  SECTION 5.2. Stockholder Meeting; Proxy Material; Registration Statement; Stock Exchange Listing. (a) NHL shall cause a meeting of its stockholders (the "NHL Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement (and the approval of any amendments to NHL's certificate of incorporation as referred to in Section 2.1 and the treatment of the Employee Stock Options pursuant to Section 1.5). The Board of Directors of NHL shall, subject to their fiduciary duties as determined in good faith by the Board of Directors based on the advice of outside legal counsel, recommend approval and adoption of this Agreement (and approve any such amendments and such treatment of holders of Employee Stock Options. In connection with such meeting, NHL (i) will promptly prepare and file with the SEC, will use all reasonable efforts to have cleared by the SEC the NHL Proxy Statement, (ii) will, subject to the fiduciary duties of its Board of Directors, use all reasonable efforts to obtain the approval and adoption by NHL's stockholders of this Agreement (and approve any such amendments and such treatment) and (iii) will otherwise comply with all legal requirements applicable to such meeting.

                  (b) As soon as practicable after resolving any comments of the SEC staff with respect to the NHL Proxy Statement, NHL shall promptly prepare and file with the SEC the Registration Statement, in which the NHL Proxy Statement will be included as a prospectus. NHL shall use its best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. NHL will use its best efforts to cause the NHL Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. NHL shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of NHL Shares in the Merger. HLR and RBL shall furnish all information concerning the HLR and RBL as may be reasonably requested in connection with any action contemplated by this Section 5.2.

                  (c) NHL shall use all reasonable efforts to cause the Warrants to be issued as contemplated hereby to be listed on the NYSE, subject to official notice of issuance and evidence of satisfactory distribution.

                  (d) Prior to the date on which the Warrants shall
             become exercisable, in accordance with their terms, NHL shall, if required by the Warrant Agreement and applicable law, prepare and file with the SEC a registration statement relating to the NHL Shares issuable upon exercise of the Warrants. NHL shall use its best efforts to cause the registration statement to be declared effective prior to the date the Warrants become exercisable.

                  SECTION 5.3.   Access to Information; Confidentiality.
             (a) From the date hereof until the Effective Time, NHL will give HLR, RBL, their counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of NHL and its Subsidiaries, will furnish to HLR, RBL and their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct NHL's employees, counsel and financial advisors to cooperate with HLR and RBL in their investigation of NHL and its Subsidiaries, provided that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by NHL to HLR and RBL hereunder and provided further that the foregoing shall not require NHL to permit any inspection, or to disclose any information, which in the reasonable judgment of NHL would result in the disclosure of any trade secrets of third parties or violate any obligation of NHL with respect to confidentiality if NHL shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 5.3 shall be directed to an executive officer of NHL or such Person as may be designated by the Chief Executive Officer of NHL

                  (b) Prior to the Effective Time and after any termination of this Agreement, NHL will hold, and will use its best efforts to cause its officers, directors, employees, counsel, financial advisors, auditors and other advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning HLR, RBL and RBL's Subsidiaries furnished to NHL in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known by NHL on a nonconfidential basis or on a basis which permits use on a less restrictive basis than this Section 5.3(b), (ii) in the public domain through no fault of NHL or
             (iii) later lawfully acquired by NHL from sources other than RBL or HLR or their Affiliates, advisors or representatives, provided that NHL may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by NHL of the confidential nature of such information and are directed by NHL to treat such information confidentially. NHL's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, NHL will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to RBL or HLR, upon request, all documents and other materials, and all copies thereof, obtained by NHL or on its behalf from RBL or HLR in connection with this Agreement that are subject to such confidence.

                  SECTION 5.4. Other Offers. (a) From the date hereof until the termination of this Agreement in accordance with
             Section 10.1, NHL shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of NHL or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any "Acquisition Proposal" (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that to the extent required by the fiduciary obligations of the Board of Directors of NHL, as determined in good faith by the Board of Directors based on the advice of outside counsel, NHL may, (A) in response to an unsolicited request therefor, furnish information with respect to NHL to any Person pursuant to a customary confidentiality agreement (as determined by NHL's outside counsel) and discuss (1) such information (but not the terms of any possible Acquisition Proposal) and (2) the terms of this Section 5.4 with such Person and (B) upon receipt by NHL of an Acquisition Proposal, following delivery to HLR of the notice required pursuant to Section 5.4(c), participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of NHL or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of NHL or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of NHL or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.4 by NHL. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving NHL or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in securities representing not less than 20% of the outstanding voting securities of, or assets representing not less than 10% of the annual revenues of NHL or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Sharing and Call Option Agreement.

                  (b) Neither the Board of Directors of NHL nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to RBL or HLR, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger (or the other transactions contemplated hereby), (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of NHL receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after reviewing the advice of outside counsel), it determines to be a Superior Proposal (as defined below), the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal or terminate this Agreement, in each case at any time after the second business day following HLR's receipt of written notice (a "Notice of Superior Proposal") advising HLR that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal on terms which the Board of Directors of NHL determines in its good faith reasonable judgment (after reviewing the advice of a financial advisor of nationally recognized reputation) to be more favorable to NHL's stockholders than the Merger and the transactions contemplated hereby.

                  (c)  In addition to the obligations of NHL set forth in
             Section 5.4(b) above, NHL shall promptly advise HLR orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such Acquisition Proposal or inquiry. NHL will keep HLR fully informed of the status and details of any such request, Acquisition Proposal or inquiry.

                  (d) NHL shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties (other than RBL or HLR) conducted heretofore with respect to any Acquisition Proposal.

                  SECTION 5.5. Notices of Certain Events. NHL shall promptly notify HLR of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting NHL or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement, the HLR Stockholder Agreement, the Warrant Agreement or the Sharing and Call Option Agreement.

                  SECTION 5.6. Tax Matters. From the date hereof until the Effective Time, (i) NHL and its Subsidiaries will file all material Tax returns, statements, reports and forms (collectively, the "NHL Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws, (ii) NHL and its Subsidiaries will timely pay all Taxes shown as due and payable on the NHL Post-Signing Returns that are so filed and as of the time of filing, the NHL Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of NHL and its Subsidiaries in all material respects, (iii) NHL and its Subsidiaries will make provision for all Taxes payable by NHL and its Subsidiaries for which no NHL Post-Signing Return is due prior to the Effective Time, and (iv) NHL and its Subsidiaries will promptly notify HLR of any action, suit, proceeding, investigation, audit or claim pending against or with respect to NHL or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on NHL's Tax liabilities or other Tax attributes.

                  SECTION 5.7. Board Composition. Prior to the Effective Time, the Board of Directors of NHL shall take all action as is necessary to make effective as of the Effective Time the resignations from the NHL Board of Directors of any Persons then serving on the Board of Directors who are not identified on the certificate delivered by HLR to NHL pursuant to Section 2.3 and to cause each of the persons designated to be directors in such certificate to be duly appointed to the Surviving Corporation's Board of Directors, in each case effective at the Effective Time.


                                      ARTICLE 6
                               COVENANTS OF HLR AND RBL

                  HLR and RBL agree that:

                  SECTION 6.1. Conduct of RBL. From the date hereof until the Effective Time, RBL and its Subsidiaries shall in all material respects conduct their business in the ordinary course and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) RBL will not adopt or propose any change in its certificate of incorporation or bylaws;

                  (b) Except as contemplated by this Agreement or as set forth on the RBL Disclosure Schedule, RBL will not, and will not permit any of its Subsidiaries to, (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of RBL or any of its Subsidiaries that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Merger or any acquisition by HLR of securities of NHL (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the HLR Stockholder Agreement or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency or
             (ii) amend any existing contract, agreement, plan or arrangement to so provide;

                  (c) Except for the Merger or as set forth on the RBL Disclosure Schedule, RBL will not, and will not permit any Subsidiary of RBL to (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than into or with RBL or any Subsidiary of RBL or (ii) make any acquisition of any business or other material assets of any Person, whether by means of merger, consolidation or otherwise;

                  (d) Except as set forth on the RBL Disclosure Schedule, RBL will not, and will not permit any Subsidiary of RBL to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice, (iii) as NHL agrees in writing or (iv) that RBL or a Subsidiary thereof may dispose of or transfer that certain business known as RIAS the assets and liabilities of which have been disclosed in writing to NHL prior to the date hereof, and the proceeds of such disposition may be paid in a dividend or otherwise to HLR or any other Person;

                  (e) Except as set forth on the RBL Disclosure Schedule or as contemplated by Section 6.7 hereof, RBL will not, and will not permit any Subsidiary of RBL to, declare, set aside, or apply any dividend or make any other distribution with respect to any shares of RBL capital stock;

                  (f) Except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof and (ii) borrowings in the ordinary course of business consistent with past practice, RBL will not, and will not permit any Subsidiary of RBL to, incur any indebtedness for borrowed money or guarantee any such indebtedness;

                  (g) RBL will not issue any RBL Securities other than to HLR;

                  (h) RBL will not, and will cause its Affiliates not to, directly or indirectly, acquire any NHL Shares prior to any termination fee becoming payable to HLR pursuant to
             Section 11.4(b) hereof; and

                  (i) RBL will not, and will not permit any of its Subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Sections 9.1 or 9.3 not being satisfied.

                  SECTION 6.2.   Access to Information; Confidentiality.
             (a) From the date hereof until the Effective Time, HLR and RBL will give NHL, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of RBL and its Subsidiaries, will furnish to NHL and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct RBL's employees, counsel and financial advisors to cooperate with NHL in its investigation of RBL and its Subsidiaries, provided that no investigation pursuant to this Section 6.2 shall affect any representation or warranty given by HLR or RBL to NHL hereunder and provided further that the foregoing shall not require RBL or HLR to permit any inspection, or to disclose any information, which in the reasonable judgment of RBL or HLR would result in the disclosure of any trade secrets of third parties or violate any obligation of RBL or HLR with respect to confidentiality if RBL or HLR, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.2 shall be directed to an executive officer of RBL or such Person as may be designated by the Chief Executive Officer of RBL.

                  (b) Prior to the Effective Time and after any termination of this Agreement, each of HLR and RBL will hold, and will use its best efforts to cause its officers, directors, employees, counsel, financial advisors, auditors and other advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning NHL and its Subsidiaries furnished to each of HLR and RBL in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known by HLR or RBL on a nonconfidential basis or on a basis which permits use on terms less restrictive than this Section 6.2(b), (ii) in the public domain through no fault of each of HLR or RBL or (iii) later lawfully acquired by HLR or RBL from sources other than NHL or its Affiliates, advisors or representatives, provided that each of HLR and RBL may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by each of HLR and RBL of the confidential nature of such information and are directed by each of HLR and RBL to treat such information confidentially. Each of HLR's and RBL's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of HLR and RBL will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to NHL, upon request, all documents and other materials, and all copies thereof, obtained by either of HLR and RBL or on its behalf from NHL in connection with this Agreement that are subject to such confidence.

                  SECTION 6.3. Voting of Shares. Each of HLR and RBL agrees to vote any NHL Shares beneficially owned by it in favor of adoption of this Agreement and the Merger
             (including any amendments to NHL's certificate of incorporation as referred to in Section 2.1 and the treatment of any Employee Stock Options pursuant to Section
             1.5 at the NHL Stockholder Meeting.

                  SECTION 6.4. Notices of Certain Events. RBL shall promptly notify NHL of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting RBL or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or which relate to the consummation of the transactions contemplated by this Agreement or the Sharing and Call Option Agreement.

                  SECTION 6.5. Tax Matters. From the date hereof until the Effective Time, (i) HLR/RBL and RBL's Subsidiaries will file all material Tax returns, statements, reports and forms (collectively, the "HLR/RBL Post-Signing Returns") required to be filed with any taxing authority in accordance with all applicable laws, (ii) HLR/RBL and RBL's Subsidiaries will timely pay all Taxes shown as due and payable on the respective HLR/RBL Post-Signing Returns that are so filed and as of the time of filing, the HLR/RBL Post-Signing Returns will correctly reflect the facts regarding the income, business, assets, operations, activities and the status of HLR/RBL and RBL's Subsidiaries in all material respects, (iii) HLR/RBL and RBL's Subsidiaries will make provision for all respective Taxes payable by HLR/RBL and RBL's Subsidiaries for which no HLR/RBL Post-Signing Return is due prior to the Effective Time and (iv) HLR/RBL and RBL's Subsidiaries will promptly notify NHL of any action, suit, proceeding, investigation, audit or claim pending against or with respect to HLR/RBL or any of RBL's Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on HLR/RBL's Tax liabilities or other Tax attributes.

                  SECTION 6.6. NHL Employment Agreements. HLR will not and will use its best efforts to cause its Affiliates not to take any action to prevent NHL from honoring the financial terms of the existing employment agreements between NHL and its employees to the extent that copies of such agreements have been provided to HLR prior to the date hereof (or if not so provided, if such agreements were entered into after the date hereof and would not result in any of the representations and warranties of NHL hereunder becoming untrue at the Effective Time and which are otherwise entered into in compliance with this Agreement).

                  SECTION 6.7. Certain Actions Regarding RBL. (a) Prior to the Effective Time, HLR and RBL will prepare a pro forma balance sheet for RBL and its Subsidiaries (excluding
             RIAS) as of December 31, 1994 (the "Pro Forma Balance Sheet") to eliminate any outstanding intercompany account balances (other than current trade payables but including any intercompany balances with respect to Taxes) as of that date and to remove and eliminate as liabilities of RBL and any of its Subsidiaries indebtedness for borrowed money ("Borrowed Funds"), such that the aggregate liabilities of RBL and its Subsidiaries (excluding RIAS) for Borrowed Funds as of December 31, 1994, reduced by cash and cash equivalents as of that date, shall not exceed $44,000,000 (the "Net Debt Amount"). HLR and RBL will cause the assets and liabilities of RBL and its Subsidiaries at the Effective Time to be consistent with the amounts set forth in the Pro Forma Balance Sheet (other than intercompany account balances relating to federal income Taxes of RBL and its Subsidiaries for the Pre-Merger Tax Period (as defined in
             Section 8.1) that begins on January 1, 1995 and ends on the date on which the Effective Time occurs, which shall be settled in the manner provided in Section 8.4(a)), adjusted to give effect to the operations (on an arm's length basis) of RBL and its Subsidiaries since January 1, 1995.

                  (b) From January 1, 1995 until the Effective Time, no interest will be charged or paid on any intercompany account or on any Borrowed Funds, except to the extent of the interest that would accrue during the period beginning on January 1, 1995 and ending at the Effective Time on the Net Debt Amount at the interest rate provided under the agreement with the Swiss Bank Corporation, or if any interest is paid during such period to a third party, HLR will repay to RBL the excess over the amount which would be payable at such Swiss Bank Corporation interest rate.



                                      ARTICLE 7
                            COVENANTS OF HLR, RBL AND NHL

                  The parties hereto agree that:

                  SECTION 7.1. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity provided, however that in so doing none of HLR, RBL or their respective Affiliates shall be obligated to accept or be subject to an HLR Adverse Condition (as defined in Section 9.2(d) and NHL shall not be obligated to accept or be subject to an NHL Adverse Condition as defined in Section 9.3(d)), (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided that the foregoing shall not (a) require HLR to furnish, other than for RBL and RBL's Subsidiaries, financial statements prepared in accordance with United States GAAP or any reconciliation of financial statements with United States GAAP or (b) prohibit the Board of Directors of NHL from taking any action permitted by Section 5.4.

                  SECTION 7.2. Cash Consideration. Each of HLR and RBL will use their good faith best efforts from and after the date hereof to assist NHL in NHL's effecting of the refinancing of NHL's existing indebtedness and obtaining new financing sufficient for NHL to pay the NHL Cash Consideration as contemplated hereby. NHL will use its good faith best efforts from and after the date hereof to effect the refinancing of NHL's existing indebtedness and to obtain new financing sufficient for NHL to pay the NHL Cash Consideration as contemplated hereby (and NHL will deposit the NHL Cash Consideration with the Exchange Agent as contemplated by Section 1.3 hereof), it being understood and agreed by the parties hereto that none of the parties hereto shall have any liability to any other party hereto or any other Person if such financing and refinancing, including sufficient financing for the NHL Cash Consideration, is not obtained by NHL and the parties have complied with the provisions of this Section 7.2. HLR will deposit the HLR Cash Consideration with the Exchange Agent as contemplated by Section 1.3.

                  Each of HLR and NHL acknowledge receipt of the Credit
             Suisse commitment letter to NHL dated December 13, 1994 relating to possible financing of the NHL Cash Consideration (the "CS Commitment Letter").

                  SECTION 7.3. Public Announcements. NHL, HLR and RBL will use all reasonable efforts to consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby or thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will use all reasonable efforts not to issue any such press release or make any such public statement prior to such consultation and agreement among the parties with respect to the substance thereof.

                  SECTION 7.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of NHL or RBL, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of NHL or RBL, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of NHL acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  SECTION 7.5. HLR Stockholder Agreement. HLR and NHL each agree to execute and deliver the HLR Stockholder Agreement immediately prior to the Effective Time.

                  SECTION 7.6. Indemnification and Insurance. (a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in NHL's certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of NHL or RBL, unless such modification is required by law, and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of NHL and RBL in respect of acts or omissions occurring prior to the Effective Time to the maximum extent provided thereunder; provided that such indemnification shall (to the maximum extent permitted by law) be mandatory rather than permissive except in instances involving wilful misconduct or bad faith and that the Surviving Corporation shall advance expenses, including attorneys' fees promptly on demand and delivery of any required undertaking. For six years after the Effective Time, the Surviving Corporation will cause to be maintained the current policies of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by RBL's officers' and directors' liability insurance policy or NHL's officers' and directors' liability insurance policy or who becomes covered thereby prior to the Effective Time, provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which in all material respects are no less favorable than those of the policies in effect on the date hereof for so long as such substitution does not result in gaps or lapses in coverage; and provided further that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the aggregate amount per annum which RBL and NHL paid in their last full fiscal years, but provided further, that the Surviving Corporation shall be obligated to provide such coverage as may be obtained for such amount. The Surviving Corporation shall pay all expenses (including attorneys' fees) that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 7.6. The obligations of the Surviving Corporation under this Section
             7.6 shall not be terminated or modified in such manner as to adversely affect directors and officers to whom this
             Section 7.6 applies without the consent of such director or officer. RBL's and NHL's directors and officers, present and former, and their heirs, executors and personal representatives to whom this Section 7.6 applies shall be third party beneficiaries of this Section.


                                      ARTICLE 8
                                     TAX MATTERS

                  SECTION 8.1. Definitions. The following terms, as used herein, have the following meanings:

                  "HLR Group" means, with respect to federal income
             Taxes, the Affiliated group of corporations (as defined in Section 1504(a) of the Code) of which HLR is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which HLR or any of its Affiliates is a member.

                  "NHL Group" means, with respect to federal income
             Taxes, the Affiliated group of corporations (as defined in Section 1504(a) of the Code) of which NHL (or, after the Effective Time, the Surviving Corporation) is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which NHL or any of its Affiliates is a member.

                  "Post-Merger Tax Period" means any Tax period that is
             not a Pre-Merger Tax Period.

                  "Pre-Merger Tax Period" means any Tax period ending on
             or before the date on which the Effective Time occurs, and the portions ending on such date of any Tax Period that includes (but does not end on) such day.

                  "Tax Sharing Agreement" means all existing written or
             unwritten Tax sharing agreements or arrangements, including agreements or arrangements based on past practices, binding RBL or any of its Subsidiaries.

                  SECTION 8.2. Tax Covenants. (a) The Surviving Corporation shall promptly pay or shall cause prompt payment to be made to HLR of all refunds of Taxes and interest thereon received by the Surviving Corporation or any Subsidiary of the Surviving Corporation attributable to Taxes paid by HLR, RBL or any Subsidiary of RBL (or any predecessor of HLR or any Subsidiary of HLR) with respect to any Pre-Merger Tax Period, provided that (i) in the case of refunds attributable to RBL or any of its Subsidiaries relating to federal income Taxes for Pre-Merger Tax Periods with respect to which no return has been filed (and is not yet due) at the Effective Time, the Surviving Corporation shall be obligated to pay or cause prompt payment to be made to HLR of such refunds only to the extent that such refunds exceed the amount paid by RBL or the Surviving Corporation to HLR pursuant to Section 8.4(a) or (b), and (ii) the Surviving Corporation shall not be obligated to pay or cause to be paid to HLR any refunds with respect to Taxes (other than federal income Taxes) with respect to any Pre-Merger Tax Period with respect to which no return has been filed (and is not yet due) at the Effective Time.

                  (b) All transfer, real estate gains, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Surviving Corporation, and the Surviving Corporation will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, HLR will, and will cause its Subsidiaries to, join in the execution of any such Tax returns and other documentation.

                  (c) In the event that it is determined that the Surviving Corporation or any of its Subsidiaries is a member of the HLR Group on a consolidated, combined or unitary basis for purposes of any income or franchise Tax imposed by any state or local taxing jurisdiction, HLR and the Surviving Corporation agree to negotiate in good faith with each other and with the other members of such HLR Group in an attempt to enter into an agreement regarding the allocation of liability for and/or indemnification with respect to such Tax among the members of such HLR Group on such basis as the parties may agree is appropriate and equitable.

                  (d) (i) Neither NHL nor any of its Subsidiaries will take or permit any action prior to the Effective Time that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

                    (ii) The Surviving Corporation shall promptly indemnify HLR or any other member of the HLR Group for any liability for Taxes or loss arising as a result of the breach by NHL or any of its Subsidiaries of its obligations under Section 8.2(d)(i) the representation contained in Section 3.13(k) or the representations and covenants contained in the NHL Representations Letter (as defined in Section 8.2(h) (other than covenant (3) therein)) that results in the Merger failing to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code (or any comparable provision of state or local tax law).

                  (e) (i) During the period beginning on the date hereof and ending two years after the Effective Time, neither HLR nor any of its Subsidiaries will take or permit any action or, after the Effective Time, cause the Surviving Corporation or any of its Subsidiaries to take or permit any action, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

                    (ii) HLR shall promptly indemnify the Surviving Corporation or any other member of the NHL Group for any liability for Taxes or loss arising as a result of the breach by HLR or any of its Subsidiaries of its obligations under Section 8.2(e)(i), the representation contained in Section 4.12(k) or the representations and covenants contained in the HLR Representations Letter (as defined in Section 8.2(i)) that results in the Merger failing to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code (or any comparable provision of state or local tax law), or in the recognition of gain by RBL pursuant to Section 357(c) of the Code (or any other provision of state or local tax law).

                  (f) HLR shall promptly indemnify the Surviving Corporation or any other member of the NHL Group for (i) all Taxes of RBL and its Subsidiaries for any Pre-Merger Tax Period, but, with respect to Taxes (other than federal income taxes) for any Pre-Merger Tax Period with respect to which no return has been filed (and is not yet due) at the Effective Time, only to the extent in each case that such Tax exceeds the portion of the Tax shown as due on the return which includes such Pre-Merger Tax Period that is attributable to such Pre-Merger Tax Period; and (ii) all Taxes of any member of the HLR Group (other than RBL and its Subsidiaries, and for any Post-Merger Tax Period, the Surviving Corporation and its Subsidiaries) with respect to any Pre-Merger or Post-Merger Tax Period.

                  (g) None of the Surviving Corporation, any other member of the NHL Group, HLR, or any other member of the HLR Group shall settle or pay any claim for Taxes with respect to which the Surviving Corporation or HLR, as the case may be, is obligated to make any payment pursuant to Sections 8.2(d)(ii), 8.2(e)(ii) or 8.2(f) without the consent of the Surviving Corporation or HLR, as the case may be, which consent shall not be unreasonably withheld.

                  (h) NHL agrees to execute and deliver a letter, dated as of the date on which the Effective Time occurs, in the form set forth in Exhibit B hereto (the "NHL Representations Letter") to each of counsel for NHL and counsel for RBL and HLR prior to the Effective Time.

                  (i) HLR agrees to execute and deliver a letter, dated as the date on which the Effective Time occurs, in the form set forth in Exhibit C hereto (the "HLR Representations Letter") to each of counsel for NHL and counsel for RBL and HLR prior to the Effective Time.

                  SECTION 8.3. Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements between RBL or any Subsidiary of RBL and any member of the HLR Group shall be terminated as of the date on which the Effective Time occurs. After such date neither RBL, any Subsidiary of RBL, HLR nor any Subsidiary of HLR shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to RBL or any Subsidiary of RBL for all Pre-Merger and Post-Merger Tax Periods.

                  SECTION 8.4. Tax Sharing. (a) (i) Immediately before the Effective Time, RBL shall pay to HLR an amount equal to the federal income Taxes of RBL and its Subsidiaries with respect to the Pre-Merger Tax Period that ends on the date of the Effective Time. The amount of such payment in respect of such Taxes shall be based upon HLR's reasonable good faith estimates of the amounts of federal taxable income of RBL and its Subsidiaries (determined as if RBL and its Subsidiaries filed a consolidated federal income Tax return with RBL as the common parent) for such Pre-Merger Tax Period and an effective federal tax rate of 35%, and reduced by the amount of any payments on account of such Taxes previously paid by RBL or any of its Subsidiaries to HLR, any other member of the HLR Group (other than RBL and its Subsidiaries) or the IRS.

                    (ii) At such time as the HLR Group prepares its federal income tax return for such Pre-Merger Tax Period, it shall deliver to the Surviving Corporation a pro forma return (each a "Pro Forma Return") for RBL and its Subsidiaries which calculates the amount of federal income Taxes that RBL and its Subsidiaries would have paid with respect to such Pre-Merger Tax Period had RBL timely filed its own consolidated federal income Tax return including its Subsidiaries (with RBL as the common parent) for such Pre-Merger Tax Period. The Surviving Corporation shall have the right at its expense to review all work papers and procedures used to prepare such Pro Forma Return. Unless the Surviving Corporation timely objects as specified in this Section 8.4(a)(ii) such Pro Forma Return shall be binding on the parties without further adjustment. If the Surviving Corporation objects to any item on such Pro Forma Return, it shall notify HLR in writing that it so objects, specifying with particularity any such item and the factual or legal basis for its objection, within 10 days after delivery of such Pro Forma Return. If HLR and the Surviving Corporation are unable to reach agreement on such items within 20 days after HLR receives such notice, the disputed items shall be resolved by a nationally recognized accounting firm with no material relationship to the Surviving Corporation, HLR or any of their Affiliates, chosen within 5 days of the date upon which the need to retain such firm arises by and mutually acceptable to both HLR and the Surviving Corporation.
               The costs and expenses of retaining such firm shall be borne equally by HLR and the Surviving Corporation. Upon resolution by such firm of all such items and adjustment of the Pro Forma Return to reflect such resolution, the Pro Forma Return shall be binding on the parties without
               further adjustment.   Once the Pro Forma Return has
               become binding, HLR shall promptly pay the Surviving Corporation, or the Surviving Corporation shall promptly pay HLR, as appropriate, an amount equal to (A) the difference between (x) the sum of the liabilities shown on the Pro Forma Return and (y) the sum of all payments previously made by RBL (including any payment pursuant to Section 8.4(a)(i)) or any Subsidiary with respect thereto to HLR, any other member of the HLR Group (other than RBL and its Subsidiaries) or the IRS, and (B) interest on such difference, which shall accrue at a rate equal to the three-month London Interbank Offered Rate plus 0.5% from the Effective Time until the date payment is made pursuant to this sentence.

                  (b) At such time as the HLR Group prepares its federal income tax return for its 1994 tax year, it shall deliver to the Surviving Corporation a pro forma return (each a "Pro Forma Return") for RBL and its Subsidiaries which calculates the amount of federal income Taxes that RBL and its Subsidiaries would have paid with respect to such tax year had RBL timely filed its own consolidated federal income Tax return including its Subsidiaries (with RBL as the common parent) for such tax year. The Surviving Corporation shall have the right at its expense to review all work papers and procedures used to prepare such Pro Forma Return. Unless the Surviving Corporation timely objects as specified in this Section 8.4(b) such Pro Forma Return shall be binding on the parties without further adjustment. If the Surviving Corporation objects to any item on such Pro Forma Return, it shall notify HLR in writing that it so objects, specifying with particularity any such item and the factual or legal basis for its objection, within 10 days after delivery of such Pro Forma Return. If HLR and the Surviving Corporation are unable to reach agreement on such items within 20 days after HLR receives such notice, the disputed items shall be resolved by a nationally recognized accounting firm with no material relationship to the Surviving Corporation, HLR or any of their Affiliates, chosen within 5 days of the date upon which the need to retain such firm arises by and mutually acceptable to both HLR and the Surviving Corporation. The costs and expenses of retaining such firm shall be borne equally by HLR and the Surviving Corporation. Upon resolution by such firm of all such items and adjustment of the Pro Forma Return to reflect such resolution, the Pro Forma Return shall be binding on the parties without further adjustment. Once the Pro Forma Return has become binding, HLR shall promptly pay the Surviving Corporation, or the Surviving Corporation shall promptly pay HLR, as appropriate, an amount equal to (A) the difference between (x) the sum of the liabilities shown on the Pro Forma Return and (y) the sum of all payments previously made by RBL or any Subsidiary with respect thereto to HLR, any other member of the HLR Group (other than RBL and its Subsidiaries) or the IRS, provided that, where (x) exceeds (y), the Surviving Corporation shall be obligated to pay to HLR such difference only to the extent that it does not exceed the greatest amount of intercompany account balances in respect of such Taxes that, if in existence as of December 31, 1994, in addition to the other intercompany account balances existing as of that date and actually taken into account in formulating the Pro Forma Balance Sheet pursuant to Section 6.7(a), could have been eliminated by payment rather than capitalization in formulating such Pro Forma Balance Sheet, and (B) interest on the amount required to be paid pursuant to clause (A) (determined taking into account the proviso thereto), which shall accrue at a rate equal to the three-month London Interbank Offered Rate plus 0.5% from the Effective Time until the date payment is made pursuant to this sentence.

                  (c) The Surviving Corporation shall prepare or cause to be prepared, and shall deliver to HLR, each return with respect to state or local income, franchise, sales and use Taxes for any Pre-Merger Tax Period for which no return has been filed (and is not yet due) as of the Effective Time and which relates, in whole or in part, to Taxes with respect to which HLR may be required to indemnify the Surviving Corporation or any other member of the N Co. Group at least 90 days prior to the due date for such return. HLR shall have the right at its expense to review all work papers and procedures used to prepare such return. Unless HLR timely objects as specified in this Section 8.4(c), the Surviving Corporation or its Subsidiary, as appropriate, shall file such return without further adjustment with the appropriate taxation authority, and pay the Tax shown as due thereon.
             If HLR objects to any item on such return, it shall notify the Surviving Corporation in writing that it so objects, specifying with particularity any such item and the factual or legal basis for its objection, within 10 days after delivery of such return. If HLR and the Surviving Corporation are unable to reach agreement on such items within 20 days after the Surviving Corporation receives such notice, the disputed items shall be resolved by a nationally recognized accounting firm with no material relationship to the Surviving Corporation, HLR or any of their Affiliates, chosen within 5 days of the date upon which the need to retain such firm arises by and mutually acceptable to both HLR and the Surviving Corporation. The costs and expenses of retaining such firm shall be borne equally by HLR and the Surviving Corporation. Upon resolution by such firm of all such items and adjustment of the return to reflect such resolution, the Surviving Corporation or its Subsidiary, as appropriate, shall file such return without further adjustment with the appropriate taxation authority, and pay the Tax shown as due thereon.

                  SECTION 8.5. Cooperation on Tax Matters. The Surviving Corporation and HLR agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to RBL and its Subsidiaries as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, provided that (i) HLR shall not be obligated to furnish or cause to be furnished any information with respect to Genentech, Inc. and any of its Subsidiaries, and (ii) in the case of information which also relates, in whole or in part, to members of the HLR Group other than RBL and its Subsidiaries, in order to ensure the confidentiality of the HLR Group's commercial or proprietary information to the maximum extent feasible HLR shall be obligated to furnish or to be caused to be furnished such information upon request only to an independent advisor with no material relationship to the Surviving Corporation, HLR or any of their Affiliates chosen by and mutually acceptable to both HLR and the Surviving Corporation. The Surviving Corporation and HLR agree to retain or cause to be retained all books and records pertinent to RBL and its Subsidiaries until the end of the fifth year after the Effective Time, and to abide by or cause the abidance with all record retention agreements entered into with any taxation authority, in the case of the Surviving Corporation, but only to the extent such agreements have been disclosed in writing to NHL prior to the date hereof. The Surviving Corporation agrees to give HLR reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if HLR so requests, the Surviving Corporation shall allow HLR to take possession of such books and records at HLR's cost and expense. The Surviving Corporation and HLR shall cooperate with each other in the conduct of any audit or other proceedings involving RBL or any of its Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.


                                      ARTICLE 9
                               CONDITIONS TO THE MERGER

                  SECTION 9.1. Conditions to the Obligations of Each Party. The obligations of NHL, HLR and RBL to consummate the Merger are subject to the satisfaction or waiver as of the Effective Time of the following conditions:

                  (a) this Agreement, the HLR Stockholder Agreement and any amendments to the Surviving Corporation's certificate of incorporation to be effected by the Merger and any amendments to the Employee Stock Options contemplated by
             Section 1.5 shall have been approved by the stockholders of NHL in accordance with Delaware Law;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                  (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

                  (d) the Warrant Agreement shall have been executed and delivered by NHL and the warrant agent to be named therein and such agreement shall be in full force and effect and the Warrants shall have been approved for listing on the NYSE subject to official notice of issuance and satisfactory distribution;

                  (e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                  (f) the HLR Stockholder Agreement shall have been executed and delivered by HLR and NHL and shall be in full force and effect;

                  (g) NHL shall have obtained sufficient financing to effect the refinancing of NHL's existing indebtedness, if required, and to pay for the NHL Cash Consideration on terms reasonably acceptable to HLR and NHL with financing obtained on the terms no less favorable than those referred to in the CS Commitment Letter being for this purpose deemed reasonably acceptable to HLR and NHL; and

                  (h) there shall not be in effect any banking moratorium or suspension of payments in respect of banks in the United States or Switzerland, or any general suspension in trading in, or limitation on prices for, securities on the NYSE.


                  SECTION 9.2. Conditions to the Obligations of HLR and RBL. The obligations of HLR and RBL to consummate the Merger are subject to the satisfaction of the following further conditions:

                  (a) (i) NHL shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of NHL set forth in Article 3 that are qualified as to materiality shall be true and correct and the representations and warranties of NHL set forth in Article 3 that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties speak only as of a particular earlier date, and
             (iii) HLR shall have received a certificate or certificates signed by such executive officers of NHL as reasonably requested by HLR to the foregoing effect;

                  (b) HLR shall have received all documents it may reasonably request relating to the existence of NHL and its Subsidiaries and the authority of NHL for this Agreement and the HLR Stockholder Agreement, all in form and substance reasonably satisfactory to HLR;

                  (c) either (i) the Committee on Foreign Investment in the United States shall have determined not to investigate the Merger under Exon-Florio (either by action or nonaction) or (ii) if such Committee shall have determined to make such an investigation, such investigation shall have been completed and the President shall have determined (either by action or nonaction) not to take any action under Exon-Florio with respect to the transactions contemplated by this Agreement;

                  (d) there shall be no order, decree, injunction of any court or governmental authority of competent jurisdiction that would, and there shall not be threatened or pending by any governmental authority any litigation or investigation that seeks to, (i) prohibit or enjoin consummation of, or materially impair or diminish the intended benefits of, the transactions contemplated hereby, or by the HLR Stockholder Agreement or the Warrant Agreement, (ii) restrain the ownership or operation by HLR or any of its Affiliates of all or any material portion of the assets or business of the Surviving Corporation or any of its Subsidiaries or to compel HLR or any of its Affiliates to dispose of all or any material portion of the business or assets of the Surviving Corporation or HLR or any of its Affiliates, (iii) impose or confirm limitations on the ability of HLR effectively to exercise full rights and privileges of ownership of the HLR-NHL Shares, the Warrants or other NHL Securities HLR may acquire except as limited by the HLR Stockholder Agreement, including, without limitation, the right to exercise the Warrants or to vote any NHL Shares on all matters properly presented to the Surviving Corporation's stockholders, or
             (iv) require divestiture by HLR or any of its Affiliates or any NHL Shares or other NHL Securities (each such circumstance described in clauses (i) through (iv) being referred to herein as an "HLR Adverse Condition");

                  (e) all action by, or filings with, any governmental body, agency, official or authority referred to in clauses
             (i) through (v) of Section 3.3 shall have been obtained and made;

                  (f) the NHL Cash Consideration and the Roche Warrant Consideration received by NHL pursuant to Section 1.4(b) shall have been deposited with the Exchange Agent as contemplated by Section 1.3 hereof;

                  (g) HLR shall have received from counsel to NHL an opinion in form and substance reasonably satisfactory to HLR to the effect that the HLR-NHL Shares have been duly authorized and upon delivery to HLR at the Effective Time will be validly issued, fully paid and nonassessable and that the Roche Warrants have been duly authorized and upon payment of the Roche Warrant Consideration will be validly issued; and

                  (h) RBL and HLR shall have received from their counsel an opinion substantially in the form attached as Exhibit D hereto to the effect that the Merger will constitute a reorganization pursuant to Section 368(a)(1) of the Code.

                  SECTION 9.3. Conditions to the Obligations of NHL. The obligations of NHL to consummate the Merger are subject to the satisfaction of the following further conditions:

                  (a) (i) HLR and RBL shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) the representations and warranties of HLR and RBL set forth in Article 4 that are qualified as to materiality shall be true and correct and the representations and warranties of HLR and RBL set forth in
             Article 4 that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties speak only as of a particular earlier date, and
             (iii) NHL shall have received a certificate or certificates signed by such executive officers of Roche as reasonably requested by NHL to the foregoing effect;

                  (b) NHL shall have received all documents it may reasonably request relating to the existence of HLR or RBL and the authority of HLR or RBL for this Agreement and the HLR Stockholder Agreement, all in form and substance reasonably satisfactory to NHL;

                  (c)  HLR shall have deposited the HLR Cash
             Consideration with the Exchange Agent as contemplated by
             Section 1.3 hereof and Roche shall have paid the Roche Warrant Consideration to NHL;

                  (d) there shall be no order, decree, injunction of any court or governmental authority of competent jurisdiction that would, and there shall not be threatened or pending by any governmental authority any litigation that seeks to
             (i) prohibit or enjoin consummation of, or materially impair or diminish the intended benefits to NHL's stockholders of, the transactions contemplated hereby or by the Warrant Agreement or (ii) restrain the ownership or operation by NHL or any of its Affiliates or the Surviving Corporation of all or any material portion of the assets or business of either NHL or RBL or any Subsidiary of either or to compel NHL or any of its Affiliates to dispose of all or any material portion of the business or assets of NHL or RBL or any Subsidiary of either (each such circumstances described in clauses (i) and (ii) being referred to herein as an "NHL Adverse Condition");

                  (e) NHL shall have received from its counsel an opinion substantially in the form attached as Exhibit E hereto to the effect that the Merger will constitute a reorganization pursuant to Section 368(a)(1) of the Code;

                  (f) all actions by, or filings with, any governmental body, agency, official or authority referred to in clauses
             (i) through (v) of Section 4.3 shall have been obtained and made; and

                  (g) (A) Roche shall have performed in all material respects its obligations Under Section 11.9 required to be performed at or prior to the Effective Time, (i) the representations and warranties of Roche set forth in Section
             11.9 that are qualified as to materiality shall be true and correct and the representations and warranties of Roche set forth in Section 11.9 that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except to the extent such representations and warranties speak only as of a particular earlier date, and (ii) NHL shall have received a certificate or certificates signed by such executive officers of Roche as reasonably requested by NHL to the foregoing effect.


                                      ARTICLE 10
                                     TERMINATION

                  SECTION 10.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of NHL):

                  (a)  by mutual written consent of NHL and HLR;

                  (b) by either NHL or HLR, if the Merger has not been consummated by September 1, 1995;

                  (c) (i) by either NHL or HLR, if there shall be any law
             or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree (other than a temporary restraining order or a preliminary injunction) enjoining consummation of the Merger or (ii) by NHL if any such law or regulation or any judgment, injunction, order or decree, which, if applicable, would in NHL's reasonable judgment constitute an NHL Adverse Condition or (iii) by HLR, if any such law or regulation or any judgment, injunction, order or decree, which, if applicable, would in HLR's reasonable judgment constitute an HLR Adverse Condition;


                  (d)  by NHL in accordance with Section 5.4;

                  (e) by either HLR or NHL, if the NHL Stockholder Meeting shall have been held and the stockholders of NHL shall have failed to approve, in accordance with Delaware Law, this Agreement (including any amendments to the certificate of incorporation of the Surviving Corporation to be effected thereby, if any, as referred to in Section 2.1);

                  (f) by HLR, if it is not in material breach of its obligations under this Agreement, if the Board of Directors of NHL shall have (i) withdrawn its recommendation of the Merger or this Agreement (or the transactions contemplated hereby) or (ii) recommended or approved any Acquisition Proposal (other than an Acquisition Proposal made by HLR or a controlled Affiliate of HLR); or

                  (g) by HLR or NHL if HLR, RBL or NHL shall have received any communication from the Department of Justice or Federal Trade Commission (each an "HSR Authority") (which communication shall be confirmed to the other parties by the HSR Authority) that causes such party to reasonably believe that any HSR Authority has authorized the institution under United States antitrust laws of litigation seeking an order, decree or injunction that, if entered, would (in the reasonable judgment of the party invoking this Section 10.1(g)), be reasonably likely to constitute an NHL Adverse Condition, if NHL is the invoking party, or an HLR Adverse Condition, if HLR is the invoking party.

                  SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except for liability or damages resulting from a wilful breach of this Agreement and except that the agreements contained in this
             Section 10.2 and in Sections 5.3(b), 6.2(b) and 11.4 shall survive the termination hereof.


                                      ARTICLE 11
                                    MISCELLANEOUS

                  SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

             if to HLR, to:        HLR Holdings Inc.
                                   1403 Foulk Road
                                   Suite 102
                                   P.O. Box 8985
                                   Wilmington, Delaware 19899
                                   Attn.: William D. Johnston

             if to RBL, to:        Roche Biomedical Laboratories, Inc.
                                   358 South Main Street
                                   Burlington, North Carolina 27215
                                   Attn.: Bradford T. Smith, Esq.

                  with a copy to:  Davis Polk & Wardwell
                                   450 Lexington Avenue
                                   New York, New York 10017
                                   Attn:   Peter R. Douglas, Esq.
                                   Telecopy:  (212) 450-4800

                  and

             if to NHL, to:        National Health Laboratories Holdings Inc.
                                   4225 Executive Square
                                   La Jolla, California  92037
                                   Attn:  James G. Richmond, Esq.
                                   Telecopy:  (619) 658-6693


                  with a copy to:  Cravath, Swaine & Moore
                                   Worldwide Plaza
                                   825 Eighth Avenue
                                   New York, New York 10019
                                   Attn:   Allen Finkelson, Esq.
                                   Telecopy:  (212) 474-3700

             or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section
             11.1 and the appropriate confirmation of transmittal is received or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.

                  SECTION 11.2. Survival of Agreements and Representations and Warranties. Except for the representations, warranties and agreements contained in Articles 1, 2 and 8 and Sections 3.13(k), 4.12(k), 7.4, 7.5 and 7.6, the NHL Representations Letter, the HLR Representations Letter, and this Section 11.2 hereof, the representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto (other than the HLR Stockholder Agreement) shall not survive the Effective Time.

                  SECTION 11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by NHL, HLR and RBL or in the case of a waiver, by the party against whom the waiver is to be effective, provided that after the adoption of this Agreement by the stockholders of NHL, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the NHL Share Conversion, (ii) any term of the certificate of incorporation of the Surviving Corporation or
             (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of NHL.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 11.4. Fees and Expenses. (a) Except as otherwise provided in this Section 11.4, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, provided however in the event RBL's legal and financial advisory fees and expenses exceed in the aggregate those of NHL, HLR or an Affiliate thereof (other than RBL or NHL or any of their respective Subsidiaries) shall pay such excess amount.

                  (b) So long as each of HLR and RBL shall not have materially breached its obligations under this Agreement, NHL will pay HLR, in immediately available funds, the amounts referred to below, promptly after the termination of this Agreement (x) pursuant to clause (d) or (f)(i) of Section 10.1 if any Person or group (as defined in Section 13(d)(iii) of the 1934 Act) (other than HLR or an Affiliate of HLR) shall have made an Acquisition Proposal (excluding for this purpose any indication of interest that has not resulted in an offer or proposal) or become the beneficial owner (as defined in Rule 13d-3 promulgated under the 1934 Act) of at least 20% of the outstanding NHL Shares or (y) pursuant to clause (f)(ii) of
             Section 10.1. The amounts referred to in the preceding sentence are (A) a termination fee of $30,000,000 and (B) up to an additional $7,000,000 as reimbursement for expenses actually incurred by HLR and RBL in connection with this Agreement and the transactions contemplated hereby. For purposes of the foregoing, the reimbursement referred to in clause (B), above, shall be payable only if and to the extent HLR and RBL provide written statements to NHL that they have incurred such expenses and such back-up data as may be reasonably be requested.

                  SECTION 11.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Section 11.4(b) is intended to be for the benefit of and grant to HLR the rights specified therein, and HLR shall be entitled to enforce the covenants contained therein. Except as provided in the preceding sentence or in Section 7.6, this Agreement shall be binding upon and is solely for the benefit of each of the parties hereto and their respective successors and assigns, and nothing in this Agreement (other than Section 7.6) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

                  SECTION 11.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 11.8. Certain Definitions. For purposes of this Agreement the phrases "to the knowledge of" or "known to" mean with respect to such Person (x) in the case of NHL, or any of its Subsidiaries, actually known to any regional manager (which is a person in charge of an individual laboratory) of NHL or any Subsidiary or actually known to or which could reasonably be expected to be known by an executive of NHL more senior than a regional manager and (y) in the case of RBL, or any of its Subsidiaries, actually known to a subregional laboratory manager (which is a person in charge of a sub-regional laboratory) of RBL or any Subsidiary or actually known to or which could reasonably be expected to be known by an executive of RBL more senior than a sub-regional manager. Additionally, as used in this Agreement, the following terms have the following meanings:

                  (a) "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

                  (b) "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

                  (c) "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

                  SECTION 11.9. Agreements of Roche. (a) Roche represents and warrants to NHL that: Roche is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all corporate powers required to carry on its business as now being conducted. The execution, delivery and performance by Roche of this Agreement are within Roche's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Roche. The execution, delivery and performance by Roche of this Agreement require no action by, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act. The execution, delivery and performance by Roche of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or the bylaws of Roche or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Roche, (ii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Roche or to a loss of any benefit to which Roche is entitled under any provision of any agreement, contract or other instrument binding upon Roche or (iii) result in the creation or imposition of any Lien on any asset of Roche, except in each case for contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration, losses of benefits or creation or imposition of Liens that would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, results of operations or prospects of Roche and its Subsidiaries, taken as a whole.

                  (b) Roche agrees to use its best efforts to cause RBL and HLR to perform their obligations under this Agreement.

                  (c) Roche and its Affiliates have sufficient funds, investments and credit facilities available to it to pay the Roche Warrant Consideration and will to the extent necessary make funds available to HLR to enable HLR to satisfy the obligation of HLR to deposit the HLR Cash Consideration pursuant to Section 1.3.



                  IN WITNESS WHEREOF, the parties hereto have caused this
             Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                           NATIONAL HEALTH LABORATORIES
                                             HOLDINGS INC.


                                           By: /s/ James R. Maher
                                               --------------------
                                             Name:   James R. Maher
                                             Title:  President and Chief
                                                     Executive Officer


                                           HLR HOLDINGS INC.


                                           By: /s/ Bradford T. Smith
                                               -----------------------
                                             Name:   Bradford T. Smith
                                             Title:  Assistant Secretary


                                           ROCHE BIOMEDICAL LABORATORIES,
                                           INC.


                                           By: /s/ James B. Powell
                                              ----------------------
                                             Name:   James B. Powell
                                             Title:  President


                                           HOFFMANN-LA ROCHE INC.


                                           By: /s/ Thomas P. MacMahon
                                               ------------------------
                                             Name:   Thomas P. MacMahon
                                             Title:  Senior Vice President